EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

among

HOOPER HOLMES, INC.,

as Borrower,

the Lenders from time to time party thereto,

and

CITICAPITAL COMMERCIAL CORPORATION,

as Agent

Dated as of October 10, 2006

-i-

-ii-

SECTION 11.11	Entire Agreement; Successors and Assigns; Interpretation	76
SECTION 11.12	LIMITATION OF LIABILITY	76
SECTION 11.13	GOVERNING LAW	76
SECTION 11.14	SUBMISSION TO JURISDICTION	76
SECTION 11.15	SERVICE OF PROCESS	77
SECTION 11.16	JURY TRIAL	77
SECTION 11.17	Publicity	77

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Schedules

Schedule 1	Commitments of Lenders
Schedule 6.1(a)	Foreign Jurisdictions
Schedule 6.1(b)	Locations of Collateral and Real Property
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership; Subsidiaries
Schedule 6.1(i)	Contingent Obligations
Schedule 6.1(k)	Joint Ventures and Partnerships
Schedule 6.1(r)	Judgments; Litigation
Schedule 6.1(x)	ERISA Plans
Schedule 6.1(y)	Intellectual Property
Schedule 6.1(z)	Labor Contracts
Schedule 6.1(dd)	Material Contracts
Schedule 6.1(ff)	Affiliate Transactions
Schedule 7.1(q)	Billing Practices
Schedule 7.2(s)	Bank Accounts

Exhibits

Exhibit A	-	Revolving Credit Note
Exhibit B	-	Assignment and Acceptance
Exhibit C	-	Pledge Agreement
Exhibit D	-	Subsidiary Guaranty
Exhibit E	-	Subsidiary Security Agreement
Exhibit F	-	Contribution Agreement
Exhibit G	-	Compliance Certificate
Exhibit H	-	Notice of Borrowing
Exhibit I	-	Notice of Continuation
Exhibit J	-	Notice of Conversion
Exhibit K	-	Borrowing Base Certificate
Exhibit L	-	Solvency Certificate
Exhibit M	-	Perfection Certificate
Exhibit N	-	Letter of Credit Request
Exhibit O	-	No Material Adverse Effect Certificate

LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT, dated as of October 10, 2006, among Hooper Holmes, Inc., a New York corporation (the “Borrower”), each of the financial institutions identified as a Lender on Schedule 1 (together with each of their respective direct and indirect successors and assigns, each, a “Lender,” and collectively, the “Lenders”), and CITICAPITAL COMMERCIAL CORPORATION, a Delaware corporation (“CitiCapital”), as agent for the Lenders (the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower wishes to obtain a revolving credit facility; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and other extensions of credit to the Borrower in an aggregate amount not to exceed $25,000,000;

NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1	General Definitions

. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance Date” has the meaning specified in Section 11.7(b).

“Advance” means a Base Rate Advance or a LIBOR Rate Advance.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agent” has the meaning specified in the introductory paragraph.

“Agent’s Payment Account” means the account of the Agent at Citibank, N.A. in New York, New York, account number 30573686, or such other account of the Agent or any of its Affiliates in the United States as the Agent may from time to time designate in writing to the Borrower and the Lenders.

“Agreement” means this Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Lender and its assignee, and accepted by the Agent, and substantially in the form of Exhibit B.

“Auditors” means a nationally recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Base Rate” means the rate of interest publicly announced from time to time by Citibank, N.A. as its base rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 4.1(a).

“Borrower” has the meaning specified in the introductory paragraph.

“Borrower’s Account” means the deposit account designated by the Borrower in writing to the Agent from time to time as its “Borrower’s Account.”

“Borrowing” has the meaning specified in Section 2.2(a).

“Borrowing Base” has the meaning specified in Section 2.1(a).

“Borrowing Base Certificate” has the meaning specified in Section 7.1(k)(v).

“Borrowing Date” means the date on which a Borrowing is obtained.

“BSA” has the meaning specified in Section 6.1(gg).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required or permitted by law to close. When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Plan” means a business plan of the Borrower and its Subsidiaries, consisting of consolidated and consolidating projected balance sheets, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions, which covers a one-year period divided into separate months, except that a Business Plan shall not include consolidating cash flow statements.

“Capital Expenditures” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all commitments, payments in respect of Capitalized Lease Obligations and leasehold improvements.

“Capitalized Lease Obligations” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness in accordance with GAAP.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) the Agent or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $500,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Casualty Loss” has the meaning specified in Section 7.1(i).

“CitiCapital” has the meaning specified in the introductory paragraph.

“Claim” has the meaning specified in Section 11.4(a).

“Closing Date” means the date of execution and delivery of this Agreement.

“Code” has the meaning specified in Section 1.3.

“Collateral” means all Receivables, Equipment, General Intangibles, Inventory, Investment Property and all other personal property of the Borrower and the other Loan Parties, the Property and all other collateral specified in this Agreement and in the Security Documents.

“Collateralization” and “Collateralize” each means, with respect to any Letter of Credit, the deposit by the Borrower in a cash collateral account established and controlled by or on behalf of the Agent of an amount equal to 105% of the undrawn amount of such Letter of Credit.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of the payment of Receivables of the Borrower.

“Commitment” means, with respect to any Lender, its commitment to make Loans and to participate in Letters of Credit up to the amount set forth opposite its name on Schedule 1.

“Compliance Certificate” has the meaning specified in Section 7.1(k)(iv).

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Continuation” has the meaning specified in Section 2.2(b).

“Contribution Agreement” means the contribution, subrogation and indemnity agreement among the Loan Parties, substantially in the form of Exhibit F, as amended, supplemented or otherwise modified from time to time.

“Control Agreement” means a control agreement, in form and substance satisfactory to the Agent, among one or more of the Borrower or its Subsidiaries, the Agent and the applicable securities intermediary or depository bank, including, without limitation, the Lockbox Account Agreement, with respect to the applicable Securities Account and related Investment Property or deposit account, as the case may be.

“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(c).

“Corporate Headquarters” means the real property, buildings and improvements owned in fee by the Borrower and located at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920.

“Default” means any of the events specified in Section 9.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” has the meaning specified in Section 2.9(a).

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lenders) paid or payable during such period, plus (iv) all tax liabilities paid or accrued during such period, less (v) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business that is included in the calculation of net income for such period.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, however, that (A) neither a Loan Party nor an Affiliate of a Loan Party shall qualify as an Eligible Assignee, (B) each Eligible Assignee under clauses (ii) through (iv) hereof shall be reasonably acceptable to and subject to the consent of the Agent, and (C) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Revolving Credit Note or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.

“Eligible Receivables” means and includes only those unpaid Receivables of a Loan Party, without duplication, which (i) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by such Loan Party in the ordinary course of its business, (ii) are in respect of a Person competent to contract therefor who is not an Affiliate or an employee of such Loan Party and is not controlled by an Affiliate of such Loan Party, (iii) are not subject to renegotiation or redating, (iv) are free and clear of any Lien in favor of any Person other than Liens in favor of the Agent and Liens permitted under Section 7.2(i), and (v) mature as stated in the invoice or other supporting data covering such sale or services. No Receivable of a Loan Party shall be an Eligible Receivable (i) unless the Agent has a perfected first priority Lien thereon, (ii) if it is more than ninety days past the date of the original invoice therefor or more than sixty days past its due date, (iii) unless the delivery of the goods or the rendition of the services giving rise to such Receivable has been completed, and (iv) unless and until the Agent has conducted a field examination of such Loan Party (including, without limitation, of such Receivable), and such Loan Party shall have put into place cash management arrangements and procedures covering such Loan Party’s collections in respect of its Receivables, satisfactory to the Agent in its sole discretion, or the Agent has otherwise consented in writing to such Receivable being included in the Borrowing Base determination. Further, the Agent may treat any Receivable as ineligible if:

(a) any warranty contained in this Agreement or in any other Loan Document with respect to such Receivable or in any assignment or statement of warranties or representations relating to such Receivable delivered by the applicable Loan Party to the Agent has been breached or is untrue in any material respect or such Loan Party is not in compliance with all applicable laws with respect to such Receivable; or

(b) the account debtor or any Affiliate of the account debtor has disputed liability, has or has asserted a right of setoff or has made any claim with respect to any other Receivable due from such account debtor or Affiliate to the applicable Loan Party, to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, as the case may be; or

(c) the account debtor or any of its assets or any Affiliate of the account debtor or any of its assets is the subject of an Insolvency Event or, in the sole discretion of the Agent, is likely to become the subject of an Insolvency Event, unless such account debtor or Affiliate has been provided with a debtor in possession credit facility pursuant to Section 364 of the Bankruptcy Code or a similar arrangement reasonably acceptable to the Agent; or

(d) the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation; or

(e) the account debtor is also a supplier to or creditor of the applicable Loan Party, to the extent of the aggregate amount owed by such Loan Party to the account debtor; or

(f) the sale of goods or rendition of services is to an account debtor outside the United States of America, unless it is on letter of credit, acceptance or other terms acceptable to the Agent; or

(g) fifty percent (50%) or more of the aggregate balance of the accounts of any single account debtor and its Affiliates to the applicable Loan Party is unpaid more than ninety days past the date of the original invoice(s) therefor or more than sixty days past the applicable due date(s); or

(h) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment under such Receivable to the Agent as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (U.S.C. § 3727; 41 U.S.C. § 15); or

(i) the Agent believes, in its sole discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor’s inability or unwillingness to pay.

Any determination by the Agent hereunder that a Receivable is ineligible based upon one or more of the grounds set out in this definition shall be conclusive and final as to the Loan Parties and shall not be subject to challenge.

“Environmental Laws” means all federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equipment” means all machinery, equipment, furniture, fixtures, leasehold improvements, conveyors, tools, materials, storage and handling equipment, hydraulic presses, cutting equipment, computer equipment and hardware, including central processing units, terminals, drives, memory units, embedded computer programs and supporting information, printers, keyboards, screens, peripherals and input or output devices, molds, dies, stamps, and other equipment of every kind and nature and wherever situated now or hereafter owned by a Person or in which a Person may have any interest as lessee or otherwise (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, know-how, warranties and records in connection therewith and all rights against suppliers, warrantors, manufacturers, and sellers or others in connection therewith, together with all substitutes for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” means the occurrence of any of the events specified in Section 9.1.

“Expiration Date” means the earlier of (i) October 10, 2009, and (ii) the date of termination of the Commitments.

“Fair Market Value” in respect of the Corporate Headquarters means the fair market value assigned to the Corporate Headquarters by the Agent as of the Mortgage Effective Date. For the avoidance of doubt, until the Mortgage Effective Date, the Fair Market Value of the Corporate Headquarters shall be $0.00.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Financial Covenant” means the covenant set forth in Section 8.1.

“Financial Statements” means, with respect to a Loan Party, the balance sheets, profit and loss statements and statements of cash flow of such Loan Party for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements and statements of cash flow set forth in the Business Plan for the same year-to-date and month-to-date periods, and (ii) the balance sheets, profit and loss statements and statements of cash flow for the same year-to-date and month-to-date periods of the immediately preceding year.

“Fixed Charge Coverage Ratio” means (without duplication), for any trailing twelve-month period, with respect to the Borrower and its Subsidiaries on a consolidated basis (except in the case of clause (Y)(iv) hereof), as of the date of determination thereof, the ratio of (X) EBITDA for such period, to (Y) (i) all principal amounts of Indebtedness (including Indebtedness to the Lenders to the extent such amounts may not be reborrowed) paid or payable during such period, plus (ii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lenders) paid or payable during such period, plus (iii) all loans and Investments required to be made with respect to any Person made during such period, plus (iv) without limitation of the restrictions specified in Section 7.2(j), all dividends, stock repurchases or other distributions paid or payable in cash on account of the Borrower’s capital stock or other equity interests during such period, plus (v) all Capital Expenditures paid or payable during such period other than Capital Expenditures financed with the proceeds of Indebtedness (other than proceeds of Loans), plus (vi) all tax liabilities paid or accrued during such period.

“Foreign Plan” has the meaning specified in Section 7.1(m).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“General Intangibles” means all present and future general intangibles as defined in the Code including, without limitation, documents, certificates, patents, patent applications, copyrights (registered and unregistered), licenses, permits, franchise rights, authorizations, customer and supplier lists, rights of indemnification, contribution and subrogation, leases, computer tapes, programs, discs and software, trade secrets, computer service contracts, trademarks, trade names, service marks, service names, domain names, logos, goodwill, deposits, causes of action (including, without limitation, commercial tort claims), choses in action, judgments, designs, blueprints, plans, know-how, drafts, acceptances, letters of credit, book accounts, deposit and other accounts and all money, balances, credits, deposits or other financial assets therein or represented thereby, credits and reserves and all forms of obligations whatsoever owing, instruments, documents of title, leasehold rights in any goods, and books, ledgers, files and records with respect to any collateral or security.

“Governing Documents” means, with respect to any Person, the certificate of incorporation and bylaws or similar organizational documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guarantors” means each Subsidiary party to the Subsidiary Guaranty.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including, without limitation, petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Highest Lawful Rate” has the meaning specified in Section 11.10.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all obligations of such Person under Hedging Agreements (including, without limitation, all payments such Person would have to make in the event of an early termination of a Hedging Agreement calculated as of the date Indebtedness of such Person is being determined hereunder) or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith by appropriate proceedings), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including Capitalized Lease Obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vii) all Indebtedness of others to the extent guaranteed by such Person, (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (ix) all obligations or such Person to purchase, redeem, retire, defease or otherwise acquire for value any Interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (x) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Indemnified Party” has the meaning specified in Section 11.4(a).

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, (v) such Person shall take any corporate or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization, or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within sixty days, or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Advance or cause to be issued any Letter of Credit during the pendency of any sixty-day period described in clause (I).

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Period” means the period commencing on the date of a LIBOR Rate Advance and ending one, two or three months thereafter; provided, however, that (i) the Borrower may not select any Interest Period that ends after the Expiration Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one, two or three months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second or third month, as the case may be.

“Interests” has the meaning specified in Section 7.2(j).

“Internal Revenue Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” means all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee’s interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

“Investment” in any Person means, as of the date of determination thereof, (i) any payment or contribution, or commitment to make a payment or contribution, by a Person including, without limitation, property contributed or committed to be contributed by such Person for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made, or (ii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness of such Person in whom the Investment is made. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Investment Property” means all present and future investment property, including without limitation, all (i) securities, whether certificated or uncertificated, and including stocks, bonds, debentures, notes, bills, certificates, warrants, options, rights and shares, (ii) security entitlements, (iii) securities accounts, (iv) commodity contracts, (v) commodity accounts and (vi) dividends and other distributions in respect of any of the foregoing.

“Items of Payment” has the meaning specified in Section 2.6.

“Lender” or “Lenders” has the meaning specified in the introductory paragraph.

“Letter of Credit Agreement” means the collective reference to any and all agreements from time to time entered into by the Agent and Citibank, N.A. or another bank acceptable to the Agent (each an “issuing bank”) pursuant to which an issuing bank issues Letters of Credit for the account of the Borrower in accordance with the terms of this Agreement.

“Letter of Credit Related Documents” has the meaning specified in Section 2.10(f).

“Letter of Credit Request” has the meaning specified in Section 2.10(c).

“Letters of Credit” means all letters of credit issued for the account of the Borrower under Section 2.10, and all amendments, renewals, extensions or replacements thereof.

“LIBOR Rate” means, with respect to each Interest Period, the reserve adjusted rate per annum equal to the one, two or three-month London Interbank Offered Rate, as applicable, that appears in the “Money Rates” section of The Wall Street Journal on the first day of such Interest Period; provided, however, that if The Wall Street Journal no longer publishes such one, two or three-month London Interbank Offered Rate, reference shall be made to the Dow Jones Market Service (formerly Telerate) page 3750 for such London Interbank Offered Rate.

“LIBOR Rate Advance” means an Advance that bears interest as provided in Section 4.1(b).

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan Account” has the meaning specified in Section 2.5.

“Loan Documents” means this Agreement and all documents and instruments to be delivered by the Borrower or any of its Affiliates or any other Loan Party under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, the Revolving Credit Notes, the Subsidiary Guaranty, the Subsidiary Security Agreement, the Contribution Agreement, the Pledge Agreement, the Mortgage, the Lockbox Account Agreement, the Letter of Credit Agreement and any other Control Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Agent or the Lenders hereunder or under the Letter of Credit Agreement, including, without limitation, the Revolving Credit Loans.

“Lockbox” has the meaning specified in Section 2.6(a).

“Lockbox Account Agreement” means a control agreement, in form and substance satisfactory to the Agent, among the Borrower, on behalf of all the Loan Parties, the Agent and the Lockbox Bank, as amended, supplemented or otherwise modified from time to time.

“Lockbox Bank” means Citibank, N.A. or any successor or any other bank acceptable to the Agent to provide lockbox services under the Lockbox Account Agreement or to act as the depository of the Lockbox Deposit Account.

“Lockbox Deposit Account” has the meaning specified in Section 2.6(a).

“Lockbox Effective Date” has the meaning specified in Section 2.6(a).

“Material Adverse Effect” means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of a Loan Party, (ii) the impairment of (A) a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party, or (B) the ability of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse effect on the value of the Collateral or the amount that the Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral, in each case, as to the Borrower and its Subsidiaries on a consolidated basis.

“Material Contract” means any contract or other arrangement to which a Loan Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans and the MDG Indebtedness), or obligations in respect of one or more Hedging Agreements, of any Loan Party in an aggregate principal amount exceeding $500,000. For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Amount of the Revolving Facility” means Twenty-Five Million Dollars ($25,000,000).

“MDG” means the Borrower’s Subsidiary Medicals Direct Group Ltd.

“MDG Indebtedness” means the Indebtedness owing to the Borrower from MDG evidenced by that certain promissory note dated January 8, 2004 in the original principal amount of $6,585,630.10.

“Mortgage” means the mortgage between the Borrower and the Agent, in form and substance satisfactory to the Agent, relating to the Corporate Headquarters, as amended, supplemented or otherwise modified from time to time.

“Mortgage Effective Date” has the meaning specified in Section 7.1(t).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate may incur any liability.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” has the meaning specified in Section 2.2(b).

“Notice of Conversion” has the meaning specified in Section 2.2(c).

“Obligations” means and includes all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) the Agent or the Lenders of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Revolving Credit Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith, or (ii) Citibank, N.A. or any of its Affiliates in connection with a transaction under any Hedging Agreement related to or in connection with any of the Obligations referred to in clause (i) above, now existing or hereafter arising. The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Revolving Credit Notes, the other Loan Documents, any Hedging Agreement or any other agreement executed in connection herewith or therewith.

“OFAC” has the meaning specified in Section 6.1(gg).

“Other Taxes” has the meaning specified in Section 4.8(b).

“Participant” has the meaning specified in Section 11.7(e).

“Patriot Act” has the meaning specified in Section 6.1(gg).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Borrower or any ERISA Affiliate sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a multiple employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing (unless such enforcement, collection, levy or foreclosure is being contested by the applicable Loan Party in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP): (i) Liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable, (ii) deposits or pledges (other than Liens on Receivables of a Loan Party) to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business, (iii) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Property which do not materially impair either the use of such Property in the operation of the business of the applicable Loan Party or the value of such Property, (iv) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect, (v) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Property, or to use any Property in a manner which does not materially impair the use of such Property for the purposes for which it is held by the applicable Loan Party, and (vi) Liens on Equipment leased for terms not exceeding three years to the Borrower and its Subsidiaries from equipment lessors so long as the aggregate obligations for principal and interest under such leases do not exceed $9,000,000, provided that the foregoing Liens under clauses (i) through (v) hereof do not secure liabilities in excess of $250,000 in the aggregate at any time, and provided, further that Permitted Liens shall not include any Lien securing Indebtedness.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, maintained or contributed to by the Borrower or any ERISA Affiliate or with respect to which any of them may incur liability even if such plan is not covered by ERISA pursuant to Section 4(b)(4) thereof.

“Pledge Agreement” means the pledge agreement by the Borrower in favor of the Agent, substantially in the form of Exhibit C, as amended, supplemented or otherwise modified from time to time.

The sign “£” means freely transferable lawful currency of the United Kingdom.

“Prohibited Transaction” has the meaning specified in Section 6.1(x)(v).

“Property” means any real property owned, leased or controlled by the Borrower or any Subsidiary of the Borrower, including, without limitation, the Corporate Headquarters.

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage) (i) at any time before the Expiration Date, the numerator of which is the Commitment of such Lender and the denominator of which is the aggregate amount of the Commitments of all the Lenders, and (ii) at any time on and after the Expiration Date, the numerator of which is the aggregate unpaid principal amount of the Loans made by such Lender and the denominator of which is the aggregate unpaid principal amount of all Loans at such time.

“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of the Borrower or any other Loan Party to continue operations as a going concern, or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which, if so eliminated by the making of any such change and after giving effect thereto, would result in a Default or an Event of Default.

“Receivables” means all present and future accounts, contracts, contract rights, promissory notes, chattel paper, tax refunds, rights to receive tax refunds, rights to receive payments under bonds and insurance policies (including, without limitation, claims under health care insurance policies), insurance proceeds, royalties, claims against third parties of every kind or nature, and rights to receive payments under letters of credit, together with all supporting obligations and all right, title, security and guaranties with respect to any of the foregoing, including any right of stoppage in transit.

“Register” has the meaning specified in Section 11.7(d).

“Replacement Lender” means a financial institution proposed by the Borrower in accordance with Section 2.9(d) that is satisfactory to the Agent in its sole discretion and which has agreed to acquire and assume all or a part of a Defaulting Lender’s Loans and Commitments under Section 2.9(d).

“Replacement Notice” has the meaning specified in Section 2.9(d).

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means (i) before the Expiration Date, the Lenders holding more than fifty percent (50%) of the aggregate Commitments at such time, and (ii) on and after the Expiration Date, the Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans at such time.

“Requirement of Law” means (i) the Governing Documents, (ii) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority, or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Responsible Officer” means the President, the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of a Loan Party.

“Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Revolving Credit Note” has the meaning specified in Section 2.1(c).

“Securities Account” has the meaning specified in Section 8-501 of the Code.

“Security Documents” means Article III of this Agreement, the Lockbox Account Agreement, the Pledge Agreement, the Subsidiary Security Agreement, the Mortgage, any other Control Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Agent to secure all or any of the Obligations.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured:

(i)   the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured;

(ii)   it has sufficient capital to conduct its business; and

(iii)   it is able to meet its debts as they mature.

“Subsidiary” means, as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body, or to appoint the majority of the managers of, such corporation or other entity.

“Subsidiary Guaranty” means the guaranty made by each Subsidiary of the Borrower in favor of the Agent, substantially in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time.

“Subsidiary Security Agreement” means the security agreement made by each Subsidiary of the Borrower in favor of the Agent substantially in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time.

“Taxes” has the meaning specified in Section 4.8(a).

“Tax Transferee” has the meaning specified in Section 4.8(f).

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (v) any event or condition that is reasonably likely (A) to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (B)  to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Trigger Date” has the meaning specified in Section 8.1.

“Type” means a Base Rate Advance or a LIBOR Rate Advance.

“Wachovia Loan” means collectively the extensions of credit to the Borrower pursuant to the Amended and Restated Revolving Credit and Term Loan Agreement dated October 29, 1999, as amended and restated, by and among Wachovia Bank, National Association, Bank of America, N.A., and Brown Brothers Harriman & Co. and the Borrower.

SECTION 1.2	Accounting Terms and Determinations

Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with Article VIII shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Closing Date, the Compliance Certificate required to be delivered pursuant to Section 7.1(k)(iv) shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the Financial Covenant based upon GAAP as in effect on the Closing Date.

SECTION 1.3	Other Terms; Headings

Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time in effect in the State of New York (the “Code”), shall have the meanings given in the Code. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been waived or cured within any grace period specified therefor under Section 9.1. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.
THE CREDIT FACILITIES

SECTION 2.1	The Revolving Credit Loans

(a)   Each Lender agrees, subject to Section 2.4(a) and the other terms and conditions of this Agreement, to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower, from time to time from the Closing Date to but excluding the Expiration Date, at the Borrower’s request to the Agent, in an aggregate principal amount for all Lenders at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, does not exceed (i) ninety percent (90%) of Eligible Receivables of the Loan Parties (but in the case of the Eligible Receivables of each Loan Party other than the Borrower, only to the extent that such Eligible Receivables do not exceed the aggregate Investment by the Borrower in such Loan Party, as determined by the Agent in its sole discretion) plus (ii) sixty-five percent (65%) of the Fair Market Value of the Corporate Headquarters, as such product shall reduce on a quarterly basis, effective the last day of each calendar quarter commencing March 31, 2007, over ten years on a straight line basis, commencing March 31, 2007 (such sum, the “Borrowing Base”); provided, however, that in no event shall the aggregate amount of the Revolving Credit Loans and the Letters of Credit outstanding at any time exceed the Maximum Amount of the Revolving Facility.

(b)   The Agent, at any time in the exercise of its sole discretion based upon its reasonable credit judgment, may (i) establish and increase or decrease reserves against Eligible Receivables, (ii) reduce the advance rates against Eligible Receivables and/or the Fair Market Value of the Corporate Headquarters, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date, and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definition of “Eligible Receivables” or accelerate the reduction set out in Section 2.1(a)(ii).

(c)   The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note payable to the order of such Lender, substantially in the form of Exhibit A (as amended, supplemented or otherwise modified from time to time, a “Revolving Credit Note”), executed by the Borrower and delivered to the Agent on the Closing Date. The Revolving Credit Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender’s Pro Rata Share of the Maximum Amount of the Revolving Facility.

(d)   The Revolving Credit Loans shall be payable in full, with all interest accrued thereon, on the Expiration Date. The Borrower may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof.

SECTION 2.2	Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion

(a)   Each borrowing of Revolving Credit Loans (each, a “Borrowing”) shall be made on notice, given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, and not later than 12:00 Noon (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower to the Agent. Each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit H (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) Type of Advance comprising such Borrowing, (iii) aggregate principal amount of such Borrowing, (iv) Interest Period, in the case of a LIBOR Rate Advance, and (v) Borrower’s Account.

(b)   With respect to any Borrowing consisting of a LIBOR Rate Advance, the Borrower may, subject to the provisions of Section 2.2(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a LIBOR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of any such Continuation by the Borrower to the Agent. Such notice by the Borrower of a Continuation shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit I (a “Notice of Continuation”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loans and the requested (i) date of such Continuation, (ii) Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Upon the Agent’s receipt of a Notice of Continuation, the Agent shall promptly notify each Lender thereof. Unless, on or before 12:00 Noon (New York time) of the third Business Day prior to the expiration of an Interest Period, the Agent shall have received a Notice of Continuation from the Borrower for the entire Borrowing consisting of the LIBOR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.

(c)   The Borrower may on any Business Day upon notice (each such notice, a “Notice of Conversion”) given by the Borrower to the Agent, and subject to the provisions of Section 2.2(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a LIBOR Rate Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advance. Each such Notice of Conversion shall be given not later than 12:00 Noon (New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Advance. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, confirmed immediately in writing (by telecopier or otherwise as permitted hereunder), substantially in the form of Exhibit J, specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a LIBOR Rate Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Upon the Agent’s receipt of a Notice of Conversion, the Agent shall promptly notify each Lender thereof. Each Conversion shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

(d)   Anything in subsection (b) or (c) above to the contrary notwithstanding,

(i)   if, at least one Business Day before the date of any requested LIBOR Rate Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or any of its Affiliates to perform its obligations hereunder to make a LIBOR Rate Advance or to fund or maintain a LIBOR Rate Advance hereunder (including in the case of a Continuation or a Conversion), such Lender shall promptly give written notice of such circumstance to the Agent, and the Agent shall promptly deliver such notice to the Borrower, and the right of the Borrower to select a LIBOR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing shall be a Base Rate Advance;

(ii)   if, at least one Business Day before the first day of any Interest Period, the Agent is unable to determine the LIBOR Rate for LIBOR Rate Advances comprising any requested Borrowing, Continuation or Conversion, the Agent shall promptly give written notice of such circumstance to the Borrower, and the right of the Borrower to select or maintain LIBOR Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iii)   if any Lender shall, at least one Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a LIBOR Rate Advance, notify the Agent, which notice the Agent shall promptly deliver to the Borrower, that the LIBOR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of the Borrower to select LIBOR Rate Advances shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)   there shall not be outstanding at any time more than five Borrowings which consist of LIBOR Rate Advances;

(v)   each Borrowing which consists of LIBOR Rate Advances shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof; and

(vi)   if a Default has occurred and is continuing, no LIBOR Rate Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a LIBOR Rate Advance.

(e)   Each Notice of Borrowing, Notice of Continuation and Notice of Conversion shall be irrevocable and binding on the Borrower. The Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of (i) default by the Borrower in making a Borrowing of, Conversion into or Continuation of a LIBOR Rate Advance after the Borrower has given notice requesting the same, (ii) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Rate Advance or (iii) the making of a payment or prepayment of a LIBOR Rate Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Advance.

(f)   (i)Promptly after its receipt of a Notice of Borrowing under Section 2.2(a), the Agent shall notify the Lenders in writing (by telecopier or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, for the account of the Borrower, at the Agent’s Payment Account prior to 2:00 P.M. (New York time), on the Borrowing Date requested by the Borrower. The proceeds of such Borrowing will then be made available to the Borrower by the Agent wire transferring to the Borrower’s Account the aggregate of the amounts made available to the Agent by the Lenders, and in like funds as received by the Agent by 2:00 P.M. (New York time), on the requested Borrowing Date.

(ii) Unless the Agent receives contrary written notice prior to the date of any proposed Borrowing, the Agent is entitled to assume that each Lender will make available its Pro Rata Share of such Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to the Agent, but the Agent has made such amount available to the Borrower, such Lender and the Borrower jointly and severally agree to pay and repay the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is transferred by the Agent to the Borrower’s Account until the date such amount is paid or repaid to the Agent, at (A) in the case of the Borrower, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such amount was wire transferred to the Borrower’s Account to (and including) three days after demand therefor by the Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Loan together with all costs and expenses incurred by the Agent in connection therewith. If a Lender shall pay to the Agent any or all of such amount, such amount so paid shall constitute a Revolving Credit Loan by such Lender to the Borrower for purposes of this Agreement.

SECTION 2.3	Application of Proceeds

.The proceeds of the Revolving Credit Loans shall be used by the Borrower for its general working capital purposes and for expenses incurred by the Borrower in connection herewith.

SECTION 2.4	Maximum Amount of the Revolving Facility; Mandatory Prepayments; Optional Prepayments

(a)   In no event shall the sum of the aggregate outstanding principal balances of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Amount of the Revolving Facility.

(b)   In addition to any prepayment required as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

(i)   immediately upon discovery by or notice to the Borrower that any of the lending limits set forth in Section 2.1(a) or Section 2.4(a) has been exceeded, the Borrower shall pay the Agent an amount sufficient to reduce the outstanding balances of the Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrower without the necessity of a demand by the Agent or any Lender; and

(ii)   the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees, costs and expenses payable by the Borrower hereunder, shall become due and payable on the Expiration Date.

(c)   The Borrower may, at any time and from time to time, prepay the Revolving Credit Loan, in whole or in part (subject, in the case of the prepayment in full of all the Loans and the termination of the Commitments, to the additional requirements of Section 4.5), upon at least two Business Days’ irrevocable notice by the Borrower to the Agent in the case of Base Rate Advances, and four Business Days’ irrevocable notice by the Borrower to the Agent in the case of LIBOR Rate Advances, specifying the date and amount of prepayment, provided that LIBOR Rate Advances may not be optionally prepaid other than on the last day of the Interest Period with respect thereto without the Borrower indemnifying the Lenders against losses, costs and expenses resulting from such prepayment as provided in Section 2.2(e)(iii). If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

SECTION 2.5	Maintenance of Loan Account; Statements of Account

. The Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) in which the Borrower will be charged with all Loans and Advances made by each Lender to the Borrower or for the Borrower’s account, including the Revolving Credit Loans, interest, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Agent from the Borrower or for the Borrower’s account, including, as set forth below, all amounts received from the Lockbox Bank. The Agent shall send the Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent manifest error.

SECTION 2.6	Collection of Receivables

(a)   Within ninety days after the date of this Agreement (the “Lockbox Effective Date”), the Borrower shall open and maintain, pursuant to the Lockbox Account Agreement, (i) a lockbox (the “Lockbox”), and (ii) a blocked account in the name of the Borrower, subject to the security interest of the Agent (the “Lockbox Deposit Account”), into which all checks, drafts and other documents and instruments received in the Lockbox evidencing remittances in payment by accounts debtors to the Borrower (collectively, “Items of Payment”) shall be deposited. Items of Payment remitted to the Lockbox Deposit Account will be processed in accordance with the Lockbox Account Agreement. Commencing on the Lockbox Effective Date, the Borrower shall instruct its account debtors to remit all Items of Payment to the Lockbox.

(b)   Notwithstanding the obligations of the Borrower under subsection (a) to instruct its account debtors to remit all Items of Payment to the Lockbox on and after the Lockbox Effective Date, if the Borrower receives any Items of Payment or any other Collections of any kind after such date, the Borrower shall deposit, within one Business Day of its receipt thereof, such Items of Payment and all other Collections and other cash, checks or other funds from time to time received by the Borrower from any source, into the Lockbox Deposit Account. The Borrower will, at all times on and after the Lockbox Effective Date, (i) not commingle any Items of Payment received by it with any of its other funds or property, but instead segregate such Items of Payment from its other assets and hold them in trust and for the account and as the property of the Agent until depositing them in the Lockbox Deposit Account, and (ii) endorse any Item of Payment received by it for deposit into the Lockbox Deposit Account.

(c)   The Agent will credit all Items of Payment and all other Collections deposited into the Lockbox Deposit Account to the Loan Account, conditional upon final collection; credit will be given only for cleared funds received prior to 2:00 p.m. (New York time) by the Agent at the Agent’s Payment Account, or such other deposit account as the Agent may designate. In all cases, the Loan Account will be credited only with the net amounts actually received in payment of Receivables.

(d)   The Borrower agrees that the Agent will direct the Lockbox Bank to wire transfer on a daily basis to the Agent’s Payment Account all amounts from time to time on deposit in the Lockbox Deposit Account (up to the aggregate then outstanding amount of the Obligations), and the Agent shall apply any and all such amounts received by it from the Lockbox Bank to such of the Obligations then due and owing and in such order as it may elect in its sole and absolute discretion, except as otherwise provided in Section 2.6(e) and (f).

(e)   So long as no Default or Event of Default shall have occurred and be continuing, the Agent shall (i) apply any and all amounts received by it from the Lockbox Account as contemplated by Section 2.6(d), after the Obligations then due and owing have been paid in full, on a daily basis to prepay outstanding Borrowings to the extent that such Borrowings consist of Base Rate Advances, until such Base Rate Advances are repaid in full, and (ii) wire transfer all additional amounts, after the Obligations then due and owing have been paid in full and there are no longer any Base Rate Advances outstanding, to the Borrower’s Account; provided, however, that if the Borrower so advises the Agent prior to 10:00 a.m. (New York time) on any Business Day, the Borrower may direct the Agent to apply any such additional amounts to the prepayment of one or more Borrowings consisting of LIBOR Rate Advances. On such date, the LIBOR Rate Advances selected by the Borrower shall automatically convert to Base Rate Advances, whether or not the Borrower has complied with and notwithstanding the provisions of Section 2.2(c), and the Borrower shall indemnify the Lenders against any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lenders to fund such converted LIBOR Rate Advances.

(f)   If a Default or Event of Default shall have occurred and be continuing, the Agent shall apply any and all amounts received by it from the Lockbox Account as contemplated by Section 2.6(d) to such of the Obligations, whether or not then due and owing, and in such order as the Agent may elect in its sole and absolute discretion.

SECTION 2.7	Term

The term of this Agreement shall be for a period from the Closing Date to but not including the Expiration Date. Notwithstanding the foregoing, the Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon prepayment of all Obligations and the satisfaction of all other conditions set forth in the Loan Documents with respect thereto.

SECTION 2.8	Payment Procedures

(a)   The Borrower hereby authorizes the Agent to charge the Loan Account, and any other account that the Borrower maintains with CitiCapital or an Affiliate thereof, with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents. The Agent may, but shall not be obligated to, discharge the Borrower’s payment obligations hereunder by so charging the Loan Account.

(b)   Each payment by the Borrower on account of principal, interest, fees or expenses hereunder shall be made to the Agent for the benefit of the Agent and the Lenders according to their respective rights thereto. All payments to be made by the Borrower hereunder and under the Revolving Credit Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (New York time) on the due date thereof to the Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at the Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made for the account of the Agent only, the Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender exercises its right of setoff under Section 11.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c)   Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

SECTION 2.9	Defaulting Lenders

(a)   A Lender that (i) fails to pay the Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or (ii) fails to pay any other amount owing by it to the Agent hereunder, is a defaulting lender (a “Defaulting Lender”). The Agent may recover all such amounts owing by a Defaulting Lender on demand.

(b)   The failure of any Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.

(c)   The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Loans made by it, as applicable, for such purposes shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (i) the Defaulting Lender has paid all amounts required to be paid to the Agent hereunder, or (ii) the Required Lenders, the Agent and the Borrower shall have waived such Lender’s default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

(d)   The Borrower may, by notice (a “Replacement Notice”) in writing to the Agent and a Defaulting Lender, (i) request such Defaulting Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Defaulting Lender; (ii) request the non-Defaulting Lenders to acquire and assume all or a portion of such Defaulting Lender’s Loans and Commitment, but none of such Lenders shall be obligated to do so; or (iii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Agent or one or more of the non-Defaulting Lenders shall agree to acquire and assume all or part of a Defaulting Lender’s Loans and Commitment, then such Defaulting Lender shall assign, in accordance with Section 11.7, all or part, as the case may be, of its Loans, Commitment, Revolving Credit Note and other rights and obligations under this Agreement and all other Loan Documents to such Replacement Lender or non-Defaulting Lenders, as the case may be, in exchange for payment of the principal amount of the Loans so assigned and all interest and fees accrued on such amount so assigned; provided, however, that (i) such assignment shall be on the terms and conditions set forth in Section 11.7, and (ii) prior to any such assignment, the Borrower shall have (A) paid to such Defaulting Lender all amounts properly demanded and theretofore unpaid by the Borrower under the second sentence of Section 2.2(e) (less costs and expenses incurred by the Borrower directly as a result of the actions of the Defaulting Lender in violation of this Agreement), and (B) paid to the Agent all amounts properly demanded and theretofore unpaid by the Borrower under Article IV. If the Replacement Lender and the non-Defaulting Lenders shall only be willing to acquire less than all of a Defaulting Lender’s outstanding Loans and Commitment, the Commitment of such Defaulting Lender shall not terminate, but shall be reduced proportionately, and such Defaulting Lender shall continue to be a “Lender” hereunder with a reduced Commitment and Pro Rata Share. Upon the effective date of such assignment, the Borrower shall issue replacement Revolving Credit Notes to such Replacement Lender, non-Defaulting Lenders and Defaulting Lender, as the case may be, in exchange for the Revolving Credit Note of such Defaulting Lender theretofore outstanding, and such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Loan Documents.

SECTION 2.10	Letters of Credit

(a)   The Agent, upon the request of the Borrower, shall cause Citibank, N.A. or another bank acceptable to the Agent to issue for the account of the Borrower Letters of Credit of a tenor and containing terms acceptable to the Lenders and the issuer of such Letter of Credit, in a maximum aggregate face amount outstanding at any time not to exceed One Million Dollars ($1,000,000), provided that (i) the Agent shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Expiration Date, and (ii) if a Letter of Credit is issued with an expiration date after the Expiration Date, the Borrower shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed 360 days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Expiration Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.4, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.4.

(b)   Immediately upon issuance or amendment of any Letter of Credit in accordance with the procedures set forth in this Section 2.10, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the Agent pursuant to the first sentence of Section 4.4(b)) and any security therefor or guaranty pertaining thereto.

(c)   Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Agent a written notice no later than 12:00 Noon (New York time) at least ten Business Days (or such shorter period as may be agreed to by the Agent) in advance of the proposed date of issuance of a letter of credit request substantially in the form attached as Exhibit N (a “Letter of Credit Request”). The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.10. Prior to the date of issuance of each Letter of Credit, the Borrower shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit. The Agent, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(d)   Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Borrower shall be deemed to have timely given a Notice of Borrowing to the Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans comprised of Base Rate Advances in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the issuing bank for the amount of such drawing or payment. If for any reason, proceeds of Advances are not received by the Agent on such date in an amount equal to the amount of such drawing, the Borrower shall reimburse the Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.

(e)   As among the Borrower, the Agent and each Lender, the Borrower assumes all risks of the acts and omissions of the Agent and the issuing bank (other than for the gross negligence or willful misconduct of the Agent or such issuing bank) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the issuing bank, the Agent or the Lenders, provided that the foregoing shall not release the Agent or the issuing bank for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s rights or powers hereunder. No action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Agent, shall create any liability of the Agent to the Borrower or any Lender.

(f)   The obligations of the Borrower to reimburse the Agent for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.10 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (the “Letter of Credit Related Documents”); (ii) the existence of any claim, setoff, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

SECTION 2.11	Sharing of Payments, Etc

If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations, to (ii) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender, to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III.
SECURITY

SECTION 3.1	General

To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, the Borrower hereby grants to the Agent for the ratable benefit of the Lenders a lien on and security interest in all of its right, title and interest in and to all the Collateral including, without limitation, its Receivables, Equipment, General Intangibles, Inventory, Investment Property, and all other personal property, and all the Property, in each case wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether in the form of cash or other property) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith. As further security for the Obligations, and to provide other assurances to the Agent and the Lenders, the Agent and the Lenders shall receive, among other things:

(a)   the Lockbox Account Agreement and any other Control Agreement;

(b)   the Mortgage;

(c)   the Pledge Agreement; and

(d)   the Subsidiary Security Agreement.

This Agreement shall constitute a security agreement for purposes of the Code.

SECTION 3.2	Further Security

. The Borrower also grants to the Agent for the ratable benefit of the Lenders, as further security for all of the Obligations, a security interest in all of its right, title and interest in and to all property of the Borrower in the possession of or deposited with or in the custody of the Agent or any Affiliate of the Agent or any representative, agent or correspondent of the Agent and in all present and future “deposit accounts” as that term is defined in the Code. For purposes of this Agreement, any property in which the Agent or any such Affiliate has any security or title retention interest shall be deemed to be in the custody of the Agent or of such Affiliate.

SECTION 3.3	Recourse to Security

. Recourse to security shall not be required for any Obligation hereunder, and the Borrower hereby waives any requirement that the Agent or the Lenders exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

SECTION 3.4	Special Provisions Relating to Inventory

(a)   . The security interest in the Inventory granted to the Agent hereunder shall continue through all steps of manufacture and sale and attach without further act to raw materials, work in process, finished goods, returned goods, documents of title and warehouse receipts, and to proceeds resulting from the sale or other disposition of such Inventory. If sales of Inventory are made for cash, the Borrower shall immediately deliver to the Agent the checks or other forms of payment which it receives, together with any necessary endorsements. The Borrower will perform any and all steps that the Agent may request to perfect the Agent’s security interests in the Borrower’s Inventory.

SECTION 3.5	Special Provisions Relating to Receivables

(a)   Invoices, Etc. On the Agent’s request therefor, the Borrower shall furnish to the Agent copies of invoices to customers. The Borrower shall deliver to the Agent (i) the originals of all letters of credit, notes, and instruments in its favor, (ii) such endorsements or assignments related thereto as the Agent may reasonably request, and (iii) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by the Borrower to the Agent.

(b)   Records, Collections, Etc. The Borrower shall promptly report all customer credits to the Agent, except customer credits granted in the ordinary course of the Borrower’s business. The Borrower shall not, without the Agent’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance, except in the ordinary course of its business. Upon the occurrence and during the continuance of an Event of Default or at any time that the Agent believes that fraud has occurred, the Agent may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable, and (ii) notify account debtors on the Borrower’s Receivables that such Receivables have been assigned to the Agent, and that payments in respect thereof shall be made directly to the Agent and no longer to the Lockbox. Where the Borrower receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, the Borrower will hold the same on the Agent’s behalf, subject to the Agent’s instructions, and as property forming part of the Borrower’s Receivables. Where the Borrower sells services to a customer which also sells goods or services to it or which may have other claims against it, the Borrower will so advise the Agent immediately to permit the Agent to establish a reserve therefor. The Borrower hereby irrevocably authorizes and appoints the Agent, or any Person the Agent may designate, as its attorney-in-fact, at the Borrower’s sole cost and expense, to exercise, if an Event of Default has occurred and is continuing or the Agent believes that fraud has occurred, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid and satisfied in full in cash: (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate; and (C) to take or bring, in the name of the Agent or the Borrower, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Borrower’s Receivables or file and sign the Borrower’s name on a proof of claim in bankruptcy or similar document against any obligor of the Borrower. The Borrower shall maintain a record of its electronic chattel paper that identifies the Agent as the assignee thereof and otherwise in a manner such that the Agent has control over such chattel paper for purposes of the Code.

SECTION 3.6	Special Provisions Relating to Equipment

(a)   Repair. The Borrower shall keep all of its Equipment in a satisfactory state of repair and satisfactory operating condition in accordance with industry standards, ordinary wear and tear excepted, and will, consistent with the exercise of its reasonable business judgment, make all repairs and replacements when and where necessary and practical, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. The Borrower shall repair and maintain all of its Equipment in accordance with industry practices in a manner sufficient to continue the operation of its business as heretofore conducted. The Borrower will use or cause its Equipment to be used in accordance with law and the manufacturer’s instructions. The Borrower shall keep its Equipment separate from, and will not annex or affix any of its Equipment to, any part of any Property or any other realty.

(b)   Disposal. Where the Borrower is permitted to dispose of any of its Equipment under this Agreement or by any consent thereto hereafter given by the Agent, the Borrower shall do so at arm’s length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity or value of its remaining Equipment.

SECTION 3.7	Continuation of Liens, Etc

. The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. The Borrower agrees to comply with the requirements of all state and federal laws to grant to the Agent valid and perfected first priority security interests in the Collateral and shall obtain a Control Agreement from any securities intermediary or depository bank in possession of any of the Borrower’s Investment Property or deposit accounts. The Agent is hereby authorized by the Borrower to sign the Borrower’s name on any document or instrument as may be necessary or desirable to establish and maintain the Liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not the Borrower’s signature appears thereon and to describe the Collateral on any financing statement as “all assets” or “all personal property” or otherwise use a supergeneric collateral description therefor. The Borrower agrees, from time to time, at the Agent’s request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Agent’s representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Agent’s Liens thereon. The Borrower agrees that the Agent may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.

SECTION 3.8	Power of Attorney

. In addition to all of the powers granted to the Agent in this Article III, the Borrower hereby appoints and constitutes the Agent as the Borrower’s attorney-in-fact to sign the Borrower’s name on any of the documents, instruments and other items described in Section 3.7, to make any filings under the Uniform Commercial Code covering any of the Collateral, to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon (provided that any verification prior to an Event of Default shall not contain the Agent’s name), and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof, and (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral. The Agent’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Agent under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

ARTICLE IV.
INTEREST, FEES AND EXPENSES

SECTION 4.1	Interest

The Borrower shall pay to the Agent for the ratable benefit of the Lenders, interest on the Advances, payable monthly in arrears on the first Business Day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, at the following rates per annum:

(a)   Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to the Base Rate then in effect, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate.

(b)   LIBOR Rate Advances. If such Advance is a LIBOR Rate Advance, at a rate which is equal at all times during the Interest Period for such LIBOR Rate Advance to (i) the LIBOR Rate, plus (ii) one and three-quarters percent (1.75%).

SECTION 4.2	Interest and Letter of Credit Fees After Event of Default

From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full and all Letters of Credit have expired or been terminated, or (ii) such Event of Default shall have been waived, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto under Section 4.1 plus up to an additional two percent (2%) and the letter of credit fee pursuant to Section 4.4(b) shall be payable at the rate that would otherwise apply under Section 4.4(b) plus up to an additional two percent (2%).

SECTION 4.3	Closing Fee

. On the Closing Date, the Borrower shall pay to the Agent a fully earned, non-refundable closing fee in the amount of $175,000.

SECTION 4.4	Unused Line Fee; Letter of Credit Fees

(a)   The Borrower shall pay to the Agent for the ratable benefit of the Lenders on the first Business Day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, an unused line fee equal to three-eighths of one percent (.375%) per annum of the difference, if positive, between (i) the Maximum Amount of the Revolving Facility, and (ii) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding month or portion thereof.

(b)   The Borrower shall promptly pay to the Agent for its own account all fees charged to the Agent by any issuer of a Letter of Credit which relate directly to the opening or amending of or drawing under Letters of Credit. In addition, the Borrower shall pay to the Agent for the ratable benefit of the Lenders on the first Business Day of each month, commencing with the month immediately following the Closing Date, and on the Expiration Date, in arrears, a fee equal to one and three-quarters percent (1.75%) per annum on the daily average of the amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the Expiration Date, as the case may be.

SECTION 4.5	Early Termination Fee

The Borrower shall have the right to terminate this Agreement at any time on 120 days’ prior written notice by the Borrower to the Agent, provided that, on the date of such termination, all Obligations, including all amounts required for the Collateralization of Letters of Credit and interest, fees and expenses payable to the date of such termination, shall be paid in full. If (a) the Borrower gives such notice to terminate, or (b)(i) the Loans are paid in full or substantially in full, and (ii) the Commitments are terminated, including as a result of the Agent terminating the Commitments in accordance with Section 9.2(b), the Borrower shall pay a fee to the Agent for the ratable benefit of the Lenders in an amount equal to (A) $125,000 if such termination or payment occurs prior to the second anniversary of the Closing Date, or (B) $0.00 if such termination or payment occurs on or after the second anniversary of the Closing Date; provided that no fee otherwise payable pursuant to this Section 4.5 shall be payable if the Borrower replaces the credit facility evidenced by this Agreement with a credit facility from CitiCapital or an Affiliate thereof.

SECTION 4.6	Calculations

. All calculations of interest and fees hereunder shall be made by the Agent on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.7	Indemnification in Certain Events

. If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is introduced including, without limitation, with respect to reserve requirements, applicable to any Lender or any other banking or financial institution from which any Lender borrows funds or obtains credit, (ii) any Lender complies with any future guideline or request from any central bank or other Governmental Authority, or (iii) any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to such Lender of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by such Lender, then the Borrower shall, upon demand by the Agent, pay to the Agent for the benefit of such Lender additional amounts sufficient to indemnify such Lender against such increase in cost or reduction in amount receivable.

SECTION 4.8	Taxes.

(a)   Any and all payments by the Borrower hereunder or under the Revolving Credit Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interest and all other liabilities with respect thereto (“Taxes”), including any Taxes imposed under Section 7701(l) of the Internal Revenue Code, excluding in the case of the Agent or any Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on the Agent or any Lender by any applicable jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan to or for the benefit of the Agent or any Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 4.8) the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)   In addition, the Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar taxes or levies that arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Agent of its rights under, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(c)   The Borrower indemnifies the Agent and each Lender for the full amount of (i) Taxes imposed on or with respect to amounts payable hereunder, (ii) Other Taxes, and (iii) any Taxes (other than Taxes imposed by any jurisdiction on amounts payable under this Section 4.8) paid by the Agent and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto.

(d)   Within thirty days after the date of any payment of Taxes or Other Taxes, the Borrower will, upon request, furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(e)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.8 shall survive the indefeasible payment in full of the Obligations.

(f)   If a Person organized under the laws of a jurisdiction outside of the United States acquires an interest in this Agreement or any Loan (each, a “Tax Transferee”), on or prior to the effective date of such acquisition, it will deliver to the Borrower and the Agent (i) two valid, duly completed copies of IRS Form W-8BEN or W-8EC1 or any applicable successor form, as the case may be, and any other required form, certifying in each case that such Tax Transferee is entitled to receive payments under this Agreement and the Revolving Credit Notes payable to it without deduction or withholding of United States federal income tax or with such withholding imposed at a reduced rate; and (ii) a valid, duly completed IRS Form W-8 or W-9 or any applicable successor form, as the case may be, to establish an exemption from United States backup withholding tax. Each Tax Transferee that delivers to the Borrower and the Agent a Form W-8BEN or W-8EC1, and Form W-8 or W-9 and any other required form, pursuant to the preceding sentence, further undertakes to deliver two further copies of such Form W-8BEN or W-8EC1 and Form W-8 or W-9, or applicable successor forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at a reduced rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent, certifying (A) in the case of a Form W-8BEN or W-8EC1, that such Tax Transferee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate, unless any change in treaty, law or regulation or official interpretation thereof has occurred after the effective date of such acquisition or change and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Tax Transferee from duly completing and delivering any such form with respect to it, and such Tax Transferee advises the Borrower and the Agent that it is not capable of receiving payments (I) without any deduction or withholding of United States federal income tax or (II) with such withholding at a reduced rate, as the case may be, or (B) in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

ARTICLE V.
CONDITIONS OF LENDING

SECTION 5.1	Conditions to Initial Loan or Letter of Credit

The obligation of the Lenders to make the initial Loans or of the Agent to cause to be issued the initial Letter of Credit is subject to the satisfaction of the following conditions prior to or concurrent with such initial Loan or Letter of Credit:

(a)   the Agent shall have received the following, each dated the date of the initial Loan or Letter of Credit or as of an earlier date acceptable to the Agent, in form and substance satisfactory to the Agent and its counsel:

(i)   the Revolving Credit Notes, each duly executed by the Borrower;

(ii)   the Pledge Agreement, duly executed by the Borrower and acknowledged by each of the Borrower’s Subsidiaries, together with (A) the original certificates, if any, representing the shares of stock or other equity interests pledged thereunder and undated transfer powers therefor, executed in blank, (B) a securities account control agreement for any securities credited to a securities account, duly executed by the Borrower and the securities intermediary in whose account such securities are maintained, (C) evidence satisfactory to the Agent that the issuer of any uncertificated securities has agreed it will comply with instructions originated by the Agent without further consent of the registered owner thereof, and (D) the original promissory notes pledged thereunder and undated note powers therefor, executed in blank;

(iii)   the Subsidiary Guaranty, duly executed by each Subsidiary of the Borrower party thereto;

(iv)   the Subsidiary Security Agreement, duly executed by each Subsidiary of the Borrower party thereto;

(v)   acknowledgment copies of Uniform Commercial Code financing statements (naming the Agent as secured party and the Loan Parties as debtors and containing a description of the applicable Collateral) and duly authorized release or termination statements, duly filed (or an authorization from all required Persons to file release or termination statements) in all jurisdictions that the Agent deems necessary or desirable to perfect and protect the Liens created hereunder and under the Security Documents;

(vi)   completed requests for information, dated on or before the date of the initial Loan or Letter of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (v) above and in all other jurisdictions that the Agent deems necessary or desirable to confirm the priority of the Liens created hereunder and under the Security Documents, that name each of the Loan Parties as debtor, together with copies of such financing statements;

(vii)   a completed perfection certificate, substantially in the form of Exhibit M, signed by a Responsible Officer of each Loan Party;

(viii)   the Contribution Agreement, duly executed by each Loan Party;

(ix)   a solvency certificate of the Chief Financial Officer of each of the Loan Parties other than Hooper Distribution Services, LLC, for which the Manager thereof shall execute such certificate, in the form of Exhibit L;

(x)   a Borrowing Base Certificate, duly executed by the Borrower’s Chief Financial Officer;

(xi)   (A) the audited Financial Statements for the fiscal year ended December 31, 2005, certified by the Auditors, and unaudited Financial Statements for the eight-month period ended August 31, 2006, certified by the Borrower’s Chief Financial Officer, and (B) a certificate executed by the Borrower’s Chief Financial Officer in the form of Exhibit O, certifying that since December 31, 2005, no change, event, occurrence or development or event involving a prospective change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of a Loan Party has occurred which has had or could reasonably be expected to have a Material Adverse Effect, and that all information provided by or on behalf of the Loan Parties to the Agent hereunder or in connection herewith is true and correct in all respects;

(xii)   an opinion of counsel for each Loan Party covering such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require, which such counsel is hereby requested by the Borrower on behalf of all the Loan Parties to provide;

(xiii)   certified copies of all policies of insurance required by this Agreement and the other Loan Documents, together with loss payee endorsements for all such policies naming the Agent as lender loss payee and an additional insured;

(xiv)   copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Board of Directors (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion on behalf of the Borrower;

(xv)   a certified copy of a certificate of the Secretary of State of the state of incorporation of each Loan Party, dated within two days of the Closing Date, listing the certificate of incorporation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate, and (C) such Loan Party is in good standing in that jurisdiction;

(xvi)   a good standing certificate from the Secretary of State of each state in which each Loan Party is qualified as a foreign corporation, each dated within ten days of the Closing Date;

(xvii)   a letter or electronic advice, including e-mail, from the Borrower to the Auditors and acknowledged by the Auditors authorizing the Agent to discuss the financial condition of the Loan Parties with the Auditors and their personnel and directing the Auditors to cooperate with the Agent with respect thereto;

(xviii)   a consent to the assignment to the Agent of the proceeds of each letter of credit, if any, issued in favor of the Borrower, duly executed by the issuer thereof;

(xix)   evidence that the Borrower maintains a record of its electronic chattel paper, if any, that identifies the Agent as the assignee thereof and otherwise in a manner such that the Agent has control over such chattel paper, if any, for purposes of the Code; and

(xx)   such other agreements, instruments, documents and evidence as the Agent deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.

(b)   There shall be no pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents, or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

(c)   The Borrower shall have paid (i) all reasonable fees and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of the Agent’s examination, audit, appraisal and travel expenses and the fees and expenses of counsel to the Agent), and (ii) the closing fee payable under Section 4.3 and all other fees referred to in this Agreement that are required to be paid on the Closing Date.

(d)   All financing and termination statements under the Code specified in Section 5.1(a)(v) shall have been filed or authorized to be filed, and (ii) all consents or authorizations specified in Schedule 6.1(f) shall have been obtained.

(e)   No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(f)   The Agent and its counsel shall have performed (i) a review satisfactory to the Agent of all of the Material Contracts and other assets (including, without limitation, leases of operating facilities) of each Loan Party, the financial condition of each Loan Party, including all of its tax, litigation, environmental and other potential contingent liabilities, the corporate or limited liability company, as the case may be, and capital structure of each Loan Party and the cash management and management information systems of the Borrower and each other Loan Party, (ii) a pre-closing audit and collateral review, and (iii) reviews and investigations of such other matters as the Agent and its counsel deem appropriate, in each case with results satisfactory to the Agent.

(g)   The Loan Parties shall be in compliance with all Requirements of Law (including, without limitation, those relating to income, unemployment and Social Security taxes, those set out in ERISA and those relating to Hazardous Materials, whether set out in Environmental Laws or otherwise) and Material Contracts, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(h)   The Liens in favor of the Agent shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Agent and Permitted Liens.

(i)   After giving effect to all Revolving Credit Loans to be made and all Letters of Credit to be issued on the Closing Date, the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Maximum Amount of the Revolving Facility, and (ii) the sum of (A) the aggregate outstanding amount of such Revolving Credit Loans and (B) the aggregate face amount of such Letters of Credit, shall exceed $17,500,000.

(j)   The Agent shall have completed all due diligence, including, without limitation, a field examination of the Loan Parties’ assets, liabilities, financial statements, and books and records, and the Agent shall be satisfied with the results of such due diligence.

(k)   The Borrower shall have prepared and delivered to the Agent and the Lenders a schedule showing the Borrower’s ownership of Subsidiaries and a list of the Borrower’s Affiliates, which schedule may be in substantially the form of Schedule 6.1(g).

(l)   The Agent and its counsel shall be satisfied with all of the Loan Documents and the terms of the credit facility evidenced by this Agreement.

SECTION 5.2	Conditions Precedent to Each Loan and Each Letter of Credit

. The obligation of the Lenders to make any Loan or the Agent to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a)   all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Loan or Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct as of such earlier date;

(b)   no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit as of the date of such request; and

(c)   no Material Adverse Effect shall have occurred.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

SECTION 6.1   Representations and Warranties of the Borrower; Reliance by the Lenders

The Borrower represents and warrants as follows:

(a)   Organization, Good Standing and Qualification. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the corporate power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged, and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 6.1(a) specifies the jurisdiction in which the Borrower is organized and all jurisdictions in which the Borrower is qualified to do business as a foreign corporation as of the Closing Date.

(b)   Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of the Borrower is, and the books and records of the Borrower and all of its chattel paper and records of its Receivables are maintained exclusively in the possession of the Borrower at, the address of the Borrower specified in Schedule 6.1(b). There is no location at which the Borrower maintains any Collateral other than the locations specified for it in Schedule 6.1(b). Schedule 6.1(b) specifies all Property of the Borrower and its Subsidiaries, and indicates whether each location specified therein is leased or owned by the Borrower.

(c)   Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All corporate action necessary for the execution, delivery and performance by it of the Loan Documents to which it is a party (including the consent of shareholders where required) has been taken.

(d)   Enforceability. This Agreement is and, when executed and delivered, each other Loan Document to which it is a party, will be, the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and (ii) general principles of equity.

(e)   No Conflict. The execution, delivery and performance by it of each Loan Document to which it is a party do not and will not contravene (i) any of the Governing Documents of the Borrower, (ii) any Requirement of Law, or (iii) any Material Contract and will not result in the imposition of any Liens upon any of its properties except in favor of the Agent.

(f)   Consents and Filings. Except in connection with terminating the Wachovia Loan and the liens and security interests arising therefrom, no consent, authorization or approval of, or filing with or other act by, any shareholders of the Borrower, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following such consummation, except (i) those that have been obtained or made and are specified in Schedule 6.1(f), and (ii) the filing of financing and termination statements under the Code and the recording of the Mortgage and related releases.

(g)   Ownership; Subsidiaries. The capital stock or limited liability company interests, as the case may be, of each of the Subsidiaries are owned by the Persons and in the amounts specified in Schedule 6.1(g). Schedule 6.1(g) sets forth the exact correct legal name of each of the Subsidiaries of the Borrower, in each case as specified in the public record of the jurisdiction of its organization, and of the Persons that own the capital stock or limited liability company interests therein.

(h)   Solvency. It is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Closing Date (including, without limitation, the Loans, if any, to be made on the Closing Date).

(i)   Financial Data. It has provided to the Agent complete and accurate copies of its annual audited Financial Statements for the fiscal year ended December 31, 2005, and unaudited Financial Statements for the eight-month period ended August 31, 2006. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Borrower and its Subsidiaries for each of the periods covered. Except as specified in Schedule 6.1(i), neither it nor any of its Subsidiaries has any Contingent Obligation or liability for taxes, unrealized losses, unusual forward or long-term commitments or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto. During the period from December 31, 2005 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower and its Subsidiaries at December 31, 2005. Since December 31, 2005, (i) there has been no change, occurrence, development or event, which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) none of the capital stock of the Borrower has been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

(j)   Accuracy and Completeness of Information. All data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower in writing to the Agent or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are or will be true and accurate in all material respects on the date as of which such data, reports and information are dated or certified and not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time. There are no facts now known to any Responsible Officer of the Borrower which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or in any certificate, opinion or other written statement previously furnished by the Borrower to the Agent.

(k)   No Joint Ventures or Partnerships. Except as specified in Schedule 6.1(k), it is not engaged in any joint venture or partnership with any other Person.

(l)   Corporate and Trade Name. During the past five years, the Borrower has not been known by or used any other corporate, trade or fictitious name except for its name as set forth in the introductory paragraph and on the signature page of this Agreement, which is the exact correct legal name of the Borrower.

(m)   No Actual or Pending Material Modification of Business. There exists no actual or, to the best of the Borrower’s knowledge after due inquiry, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Borrower with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(n)   No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by the Agent, any Lender or any of their respective Affiliates. No broker’s or finder’s fees or commissions will be payable by the Borrower to any Person in connection with the transactions contemplated by this Agreement.

(o)   Investment Company. It is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, the issuance of any Letters of Credit or the application of the proceeds or repayment thereof by the Borrower or the beneficiary of any Letter of Credit, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p)   Margin Stock. It does not own any “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

(q)   Taxes and Tax Returns.

(i)   It has properly completed and timely filed all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been established in accordance with GAAP.

(ii)   All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) by it and the Borrower has no liability for taxes in excess of the amounts so paid or reserves so established.

(iii)   No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax Liens have been filed with respect thereto. There are no pending or threatened audits, investigations or claims for or relating to any liability of the Borrower for taxes, and there are no matters under discussion with any Governmental Authority which could result in an additional liability for taxes. The federal income tax returns of the Borrower have not been audited by the Internal Revenue Service since 2001. No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower.

(iv)   It is not a party to, and has no obligations under, any written tax sharing agreement or agreement regarding payments in lieu of taxes.

(r)   No Judgments or Litigation. Except as specified in Schedule 6.1(r), no judgments, orders, writs or decrees are outstanding against it, nor is there now pending or, to its knowledge after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Revolving Credit Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(s)   Title to Property. It has (i) good and marketable fee simple title to or valid leasehold interests in all of its Property, and (ii) good and marketable title to all of its other property, in each case free and clear of Liens other than Liens permitted by Section 7.2(i).

(t)   No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, it has no Indebtedness other than Indebtedness permitted under Section 7.2(a).

(u)   Investments; Contracts. The Borrower (i) has not committed to make any Investment; (ii) is not a party to any indenture, agreement, contract, instrument or lease, or subject to any charter, bylaw or other corporate or similar restriction or any injunction, order, restriction or decree, which could materially and adversely affect its business, operations, assets or financial condition; (iii) is not a party to any “take or pay” contract as to which it is the purchaser; and (iv) has no material contingent or long-term liability, including any management contracts, which could reasonably be expected to have a Material Adverse Effect.

(v)   Compliance with Laws. On the Closing Date, after giving effect to the transactions contemplated hereby, it is not in default under any term of any Requirement of Law other than any default which, when taken together with all other similar defaults, could not reasonably be expected to have a Material Adverse Effect.

(w)   Rights in Collateral; Priority of Liens. All of the Collateral of the Borrower is owned or leased by it free and clear, upon the termination of the liens and security interests in favor of Wachovia Bank, National Association, Bank of America, N.A., and Brown Brothers Harriman & Co. provided in connection with and as security for the Wachovia Loan, of any and all Liens in favor of third parties, other than Liens in favor of the Agent and Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(v) and the recording of the Mortgage and releases specified in Section 7.1(t), the Liens granted by the Borrower and the other Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral.

(x)   ERISA.

(i)   Neither it nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(x).

(ii)   It and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(iii)   No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither it or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement, except for ordinary funding obligations which are not past due.

(iv)   Neither it nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code.

(v)   It and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the Internal Revenue Code with respect to all Plans. There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan. It and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, neither it nor any ERISA Affiliate has incurred any liability to the PBGC or had asserted against it any penalty for failure to fulfill the minimum funding requirements of ERISA other than for payments of premiums in the ordinary course of business.

(vi)   Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.

(vii)   The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(viii)   Neither it nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in any such liability) under Section 4201 or 4243 of ERISA with respect to any Multiemployer Plan.

(ix)   To the extent that any Plan is funded with insurance, it and each ERISA Affiliate have paid when due all premiums required to be paid. To the extent that any Plan is funded other than with insurance, it and each ERISA Affiliate have made when due all contributions required to be paid.

(y)   Intellectual Property. Set forth on Schedule 6.1(y) is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. The Borrower owns or licenses all patents, trademarks, service marks, logos, trade names, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of the foregoing, which are necessary or advisable for the operation of its business as conducted at present or proposed to be conducted. The Borrower has not infringed any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person by the sale or use of any product, process, method, substance, part or other material currently contemplated to be sold or used, where such sale or use could reasonably be expected to have a Material Adverse Effect, and no claim or litigation is pending, or, to the best of the Borrower’s knowledge, threatened against the Borrower that contests its right to sell or use any such product, process, method, substance, part or other material.

(z)   Labor Matters. Schedule 6.1(z) accurately sets forth all labor contracts to which the Borrower is a party as of the Closing Date, and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa)   Compliance with Environmental Laws. (i) It is not the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) it has not filed with or received from any Governmental Authority or other Person any notice, order, stipulation or directive under any Environmental Law, nor is it aware of any pending discussions within any Governmental Authority, concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Property owned or leased by it, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of the Borrower, (iii) it has disposed of all its waste in accordance with all applicable laws and it has not improperly stored or disposed of any waste at, on, beneath or adjacent to any of its Property and none of its Property contains any waste fill, (iv) it has no knowledge of any contingent liability for any release of any Hazardous Materials, and there has been no spill or release of any Hazardous Materials at any of its Property in violation of Environmental Laws, (v) to the knowledge of the Borrower, all of its Property (including, without limitation, its Equipment) is free, and has at all times been free, of Hazardous Materials and underground storage tanks, and (vi) to the knowledge of the Borrower, none of its Property has ever been used as a waste disposal site, whether registered or unregistered.

(bb)   Licenses and Permits. It has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(cc)   Government Regulation. It is not subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(dd)   Material Contracts. Set forth on Schedule 6.1(dd) is a complete and accurate list of all Material Contracts of the Borrower, showing as of the date hereof the parties, subject matter and term thereof. Each such contract has been duly authorized, executed and delivered by the Borrower and each other party thereto. Except as specified in Schedule 6.1(dd), each Material Contract of the Borrower is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such contract of the Borrower by any party thereto.

(ee)   Business and Properties. No business of the Borrower is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(ff)   Affiliate Transactions. Except as specified in Schedule 6.1(ff), the Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, and (ii) upon fair and reasonable terms no less favorable to the Borrower than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

(gg)   Compliance with Anti-Terrorism Laws. The Borrower is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order, or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations. The Borrower acknowledges that each of the Agent and the Lenders have notified the Borrower and the other Loan Parties that the Agent and the Lenders are required, under the USA Patriot Act, 31 U.S.C. §5318 (the “Patriot Act”), to obtain, verify and record information that identifies the Borrower and the other Loan Parties including, without limitation, the name and address of the Borrower and the other Loan Parties and such other information that will allow the Agent and the Lenders to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

All representations and warranties made by the Borrower in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby. The Borrower acknowledges and confirms that the Lenders are relying on such representations and warranties without independent inquiry in entering into this Agreement.

ARTICLE VII.
COVENANTS OF THE BORROWER

SECTION 7.1   Affirmative Covenants

Until termination of the Commitments, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a)   Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain their corporate or limited liability company, as the case may be, existence, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, and (iii) continue in the same lines of business as currently conducted by it.

(b)   Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(c)   Affiliate Transactions. The Borrower shall, and shall cause each of its Subsidiaries to, conduct transactions with any of its Affiliates on an arm’s-length basis or other basis no less favorable to the Borrower or Subsidiary than would apply in a transaction with a non-Affiliate and which are approved by the board of directors (or similar governing body) of the Borrower or Subsidiary.

(d)   Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay, when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of the Borrower or Subsidiary, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

(e)   Requirements of Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it, including, without limitation, all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental and employee matters (including the collection, payment and deposit of employees’ income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that the Borrower shall not be deemed in violation hereof if the Borrower’s or any such Subsidiary’s failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f)   Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain public liability insurance, business interruption insurance, third party property damage insurance and replacement value insurance on its assets (including the Collateral) under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent, all of which policies covering the Collateral shall name the Agent as an additional insured and the lender loss payee in case of loss, and contain other provisions as the Agent may require to protect fully the Agent’s interest in the Collateral and any payments to be made under such policies.

(g)   Books and Records; Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Borrower and its Subsidiaries in such detail, form and scope as is consistent with good business practice, which shall exclude the assets, liabilities and financial transactions of all direct and indirect members, shareholders, Subsidiaries and Affiliates of the Borrower and its Subsidiaries, and (ii) provide the Agent and its agents and one representative of each of the Lenders access to the premises of the Borrower and its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower’s expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Borrower and its Subsidiaries with any officer, employee or director thereof or with the Auditors, all of whom are hereby authorized to disclose to the Agent and the Lenders all financial statements, work papers, and other information relating to such affairs, finances or business. The Borrower shall reimburse the Agent for the reasonable travel and related expenses of the Agent’s employees or, at the Agent’s option, of such outside accountants or examiners as may be retained by the Agent to verify or inspect Collateral, records or documents of the Borrower and its Subsidiaries on a regular basis or for a special inspection if the Agent deems the same appropriate. If the Agent’s own employees are used, the Borrower shall also pay such reasonable per diem allowance as the Agent may from time to time establish, or, if outside examiners or accountants are used, the Borrower shall also pay the Agent such sum as the Agent may be obligated to pay as fees therefor. All such Obligations may be charged to the Loan Account or any other account of the Borrower with the Agent or any of its Affiliates. The Borrower hereby authorizes the Agent to communicate directly with the Auditors to disclose to the Agent any and all financial information regarding the Borrower including, without limitation, matters relating to any audit and copies of any letters, memoranda or other correspondence related to the business, financial condition or other affairs of the Borrower.

(h)   Notification Requirements. The Borrower shall timely give the Agent the following notices and other documents:

(i)   Notice of Defaults. Promptly, and in any event within two Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrower’s proposed response thereto, each in reasonable detail.

(ii)   Proceedings or Changes. Promptly, and in any event within five Business Days after the Borrower becomes aware of (A) any proceeding including, without limitation, any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted by or against a Loan Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) involving a sum, together with the sum involved in all other similar proceedings, in excess of $1,000,000 in the aggregate, (B) any order, judgment or decree involving a sum, together with the sum of all other orders, judgments or decrees, in excess of $1,000,000 in the aggregate being entered against the Borrower or any of its Subsidiaries or any of their respective property or assets, (C) any notice or correspondence issued to any Loan Party or Subsidiary thereof by a Governmental Authority warning, threatening or advising of the commencement of any investigation involving such Loan Party or Subsidiary or any of its property or assets, (D) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, (E) the cessation of the business relationships of the Borrower with any customers of the Borrower whose billings for services rendered have accounted for more than fifteen percent (15%) in the aggregate of the gross receipts of the Borrower in any year since the fiscal year ended December 31, 2005, or the receipt by the Borrower of any notice of an intention to terminate any such relationship, (F) the cessation of the business relationships of the Borrower with any vendors or suppliers of the Borrower that have accounted for more than fifteen percent (15%) in the aggregate (either in number or volume of business) for the goods and services to the Borrower in any year since the fiscal year ended December 31, 2005, or the receipt by the Borrower of any notice of an intention to terminate any such relationship, (G) a change in the location of any Collateral from the locations specified in Schedule 6.1(b), or (H) a proposed or actual change of the name, identity, corporate or limited liability company, as the case may be, structure or jurisdiction of organization of any Loan Party thereof, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(iii)   ERISA Notices.

(A)   Promptly, and in any event within ten Business Days after a Termination Event has occurred, a written statement of a Responsible Officer describing such Termination Event and any action that is being taken with respect thereto by the Borrower or any ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC;

(B)   promptly, and in any event within three Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Plan subject to the funding requirements of Section 412 of the Internal Revenue Code and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

(C)   promptly, and in any event within three Business Days after receipt by the Borrower or any ERISA Affiliate of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan, a copy of each such notice;

(D)   promptly, and in any event within three Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(1)   any Prohibited Transaction which could subject the Borrower or any ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

(2)   any cessation of operations (by the Borrower or any ERISA Affiliate) at a facility in the circumstances described in Section 4062(e) of ERISA,

(3)   a failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code,

(4)   the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code, or

(5)   any change in the actuarial assumptions or funding methods used for any Plan where the effect of such change is to increase materially or reduce materially the unfunded benefit liability or obligation to make periodic contributions;

(E)   promptly upon the request of the Agent, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any ERISA Affiliate, and schedules showing the amounts contributed to each Pension Plan by or on behalf of the Borrower or any ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan;

(F)   promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the Internal Revenue Service in connection with the termination of any Plan, and copies of any standard termination notice or distress termination notice filed with the PBGC in connection with the termination of any Pension Plan;

(G)   promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan;

(H)   promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Department of Labor of any penalty, audit, investigation or purported violation of ERISA with respect to a Plan;

(I)   promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax penalty, audit or investigation with respect to a Plan; and

(J)   promptly, and in any event within three Business Days after receipt thereof by the Borrower or any ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

(iv)   Material Contracts. Promptly, and in any event within ten Business Days after any Material Contract is terminated or amended in any material respect, or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

(v)   Environmental Matters. Promptly, and in any event within ten days after receipt by a Loan Party thereof, copies of each (A) written notice that any violation of any Environmental Law may have been committed or is about to be committed by a Loan Party which violation could reasonably be expected to result in liability or involve remediation costs in excess of $250,000, (B) written notice that any administrative or judicial complaint or order has been filed or is about to be filed against a Loan Party alleging violations of any Environmental Law or requiring a Loan Party to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action could reasonably be expected to result in liability or involve remediation costs in excess of $250,000, (C) written notice from a Governmental Authority or other Person alleging that a Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby which costs could reasonably be expected to exceed $250,000, or (D) Environmental Law adopted, enacted or issued after the date hereof of which the Borrower becomes aware which could reasonably be expected to have a Material Adverse Effect.

(i)   Casualty Loss. The Borrower shall, and shall cause each of its Subsidiaries to, (i) provide written notice to the Agent, within ten Business Days, of any material damage to, the destruction of or any other material loss to any asset or property owned or used by the Borrower or any of its Subsidiaries other than any such asset or property with a net book value (individually or in the aggregate) less than $150,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Borrower or any of its Subsidiaries together with a statement of the amount of the damage, destruction, loss or diminution in value (a “Casualty Loss”), and (ii) diligently file and prosecute its claim for any award or payment in connection with a Casualty Loss.

(j)   Qualify to Transact Business. The Borrower shall, and shall cause each of its Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected to have a Material Adverse Effect.

(k)   Financial Reporting. The Borrower shall deliver to the Agent the following:

(i)   Annual Financial Statements. As soon as available, but not later than ninety days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2006, (A) the Borrower’s and its Subsidiaries’ annual audited and certified consolidated and unaudited consolidating Financial Statements for or as of the end of the prior fiscal year, except that the Borrower shall not be required to deliver consolidating statements of cash flow; (B) a comparison in reasonable detail to the prior year’s audited Financial Statements; (C) the Auditors’ opinion without Qualification, a “management letter” and a statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; and (D) a narrative discussion of each Loan Party’s financial condition and results of operations and the liquidity and capital resources for such fiscal year, all on a consolidated and consolidating basis, prepared by the Chief Financial Officer of the Borrower.

(ii)   Projections. (A) Prior to the end of each fiscal year of the Borrower, that portion of the Business Plan consisting of a profit and loss statement of the Borrower for the immediately following fiscal year, and (B) within sixty days after the end of such fiscal year of the Borrower then concluded, the remaining portions of the Business Plan for such following fiscal year, certified by the Chief Financial Officer of the Borrower, which Business Plan will have been prepared in good faith on the basis of assumptions which were fair in the context of the conditions existing at the time of delivery thereof and which represented at the time of delivery thereof the Borrower’s best estimate of its future financial performance.

(iii)   Monthly Financial Statements. As soon as available, but not later than thirty-five days after the end of each month (other than March, June, September and December, and as to such months, not later than forty-five days after the end thereof), commencing with the month of September, 2006, (A) the Borrower’s interim consolidated and consolidating Financial Statements as at the end of such month and for the fiscal year to date, except that the Borrower shall not be required to deliver consolidating statements of cash flow, together with a comparison thereof to the corresponding month and fiscal year to date in the immediately prior fiscal year and to the corresponding portions of the most recent Business Plan, except that such comparison to such Business Plan shall be limited to the Borrower’s consolidated (and not consolidating) Financial Statements, and (B) a certification by the Borrower’s Chief Financial Officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(iv)   Compliance Certificate. As soon as available, but not later than forty-five days after the end of the fiscal quarter, if any, in which the Trigger Date occurs and each fiscal quarter thereafter, a compliance certificate, substantially in the form of Exhibit G (a “Compliance Certificate”), signed by the Borrower’s Chief Financial Officer, with an attached schedule of calculations demonstrating compliance with the Financial Covenant as of the end of such quarter.

(v)   Borrowing Base Certificate. Monthly not later than fifteen days following the end of each month, a borrowing base certificate, substantially in the form of Exhibit K, detailing the Eligible Receivables, containing a calculation of availability and reflecting all sales, billings for services rendered, collections, and debit and credit adjustments, as of the last day of (or for) the preceding month, which shall be prepared by or under the supervision of the Chief Financial Officer of the Borrower and certified by such officer (a “Borrowing Base Certificate”).

(vi)   Agings. Monthly, not later than the fifteenth day of each month, agings and reconciliations of the Borrower’s Receivables and accounts payable and, if a Loan Party’s Receivables are included in Eligible Receivables for purposes of determining the Borrowing Base, such Loan Party’s Receivables and accounts payable, in scope and detail satisfactory to the Agent, as of the last day of the preceding month.

(vii)   Shareholder, Member and SEC Reports. As soon as available, but not later than five days after the same are sent or filed, as the case may be, copies of all financial statements and reports that any Loan Party sends to any of its shareholders or members, as the case may be, or files with the Securities and Exchange Commission or any other Governmental Authority.

(viii)   Quarterly Litigation Report. At the same time that the Borrower sends its Auditors its quarterly litigation report, a copy of such report.

(ix)   Other Financial Information. Promptly after the request by the Agent therefor, such additional financial statements and other related data and information as to the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or any other Loan Party as the Agent may from time to time reasonably request.

(l)   Payment of Liabilities. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

(m)   ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to, (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient (I) to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Internal Revenue Code, if applicable, (II) to satisfy any other Requirements of Law, and (III) to satisfy the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations), and (iv) pay in a timely manner, in all material respects, all required premiums to the PBGC.

As used in this Section 7.1(m), “Foreign Plan” means a plan that provides retirement or health benefits and that is maintained, or otherwise contributed to, by the Borrower for the benefit of employees outside the United States.

(n)   Environmental Matters. The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws including, without limitation, compliance in all material respects with the terms and conditions of all permits and governmental authorizations.

(o)   Trademarks. The Borrower shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of trademarks, service marks and other marks, trade names and other trade rights.

(p)   Solvency. The Borrower shall, and shall cause each of its Subsidiaries to, be and remain Solvent at all times.

(q)   Billing Practices. The Borrower shall notify the Agent of any Receivable of the Borrower or any other Loan Party generated pursuant to the sale of goods or the rendition of services on any basis other than on the terms specified in Schedule 7.1(q).

(r)   Subsidiary Dividends. The Borrower shall cause each of its Subsidiaries to declare and pay dividends on account of its capital stock or other equity interests as frequently as, and to the fullest extent, permitted by applicable law and otherwise consistent with past practices.

(s)   Lockbox Account. The Borrower shall deliver to the Agent by the Lockbox Effective Date, the Lockbox Account Agreement, duly executed by the Borrower, on behalf of all the Loan Parties, and the Lockbox Bank.

(t)   Mortgage. Within sixty days after the date of this Agreement (the “Mortgage Effective Date”), the Borrower will:

(i)   Recording of Mortgage. (A) Execute and deliver the Mortgage, (B) record the Mortgage with each office that the Agent deems necessary or desirable to perfect and protect the Lien created thereunder, and (C) release all mortgages, security agreements and assignments previously encumbering the Property covered by the Mortgage in all offices as the Agent may deem necessary or desirable to establish the first priority of the Lien created thereunder.

(ii)   Title Policy. Deliver to the Agent a mortgagee’s title policy (A) dated the Mortgage Effective Date in an amount satisfactory to the Agent, (B) insuring that the Mortgage creates a valid first Lien on the Property covered thereby free and clear of all Liens except the Lien in favor of the Agent and other Liens that are satisfactory to the Agent, (C) naming the Agent as the insured thereunder, (D) in the form of ALTA Loan Policy-1992, and (E) covering revolving endorsements and such other endorsements and effective coverage as the Agent may reasonably request, together with evidence that all premiums in respect of such policy shall have been paid by or on behalf of the Borrower;

(iii)   Survey of Property. Deliver to the Agent a survey of the Property covered by the Mortgage, satisfactory in form and substance to the Agent and certified within thirty days before the Mortgage Effective Date by an independent public surveyor satisfactory to the Agent, meeting the minimum standard detail requirements for ALTA/ACSM surveys, and showing (A) the exact location and dimensions of such Property and the improvements thereon, (B) the exact location of all lot and street lines, required height and setback lines, all means of access to and all easements relating to such Property, (C) the names of all streets and alleys abutting such Property, and (D) the absence of any encroachments, rights-of-way or easements on such Property or any encroachments by the improvements thereon on adjoining property, or any other defects except Liens permitted hereunder, together with a surveyor’s certificate satisfactory to the Agent; and

(iv)   Appraisal. Cause the delivery to the Agent of an appraisal of the Property covered by the Mortgage, conducted in accordance with sound appraisal standards by appraisers satisfactory to the Agent and otherwise in form and substance satisfactory to the Agent; and

(v)   Environmental Assessment. Cause the delivery to the Agent of an environmental assessment of the Property covered by the Mortgage, prepared by an environmental engineer satisfactory to the Agent on which the Agent will have been expressly authorized to rely by such engineer.

(u)   Control Agreements. Within five Business Days after the Agent’s request therefor, the Borrower will deliver, for each deposit account and for each Securities Account of the Borrower and each other Loan Party identified by the Agent in such Request, and maintain in full force and effect a Control Agreement (in addition to the Lockbox Account Agreement delivered pursuant to Section 7.1(s)), duly executed by the Agent, the applicable Loan Party and the depository bank or securities intermediary party thereto.

SECTION 7.2   Negative Covenants

Until termination of the Commitments, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

(a)   Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(i)   Indebtedness under the Loan Documents;

(ii)   endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(iii)   Indebtedness (including Capitalized Lease Obligations) incurred solely to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed, as to the Borrower and its Subsidiaries taken collectively, $1,000,000 at any time outstanding;

(iv)   the MDG Indebtedness; or

(v)   an overdraft facility provided to MDG in an aggregate principal amount not to exceed £250,000.

(b)   Contingent Obligations. Except as specified in Schedule 6.1(i), the Borrower will not, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding indemnities given in connection with this Agreement or the other Loan Documents in favor of the Agent and the Lenders.

(c)   Certain Changes, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, merge or consolidate with any Person or amend, alter or modify its Governing Documents or its legal name, mailing address, chief executive office or principal places of business, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or issue any capital stock or other equity interests.

(d)   Change in Nature of Business. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make any material change in the nature of its business as carried on at the date hereof or enter into any new line of business.

(e)   Sales, Etc. of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, in any fiscal year, sell, transfer or otherwise dispose of any of its assets (other than sales of Inventory in the ordinary course of business), or grant any option or other right to purchase or otherwise acquire any of its assets, with an aggregate value, as to the Borrower and its Subsidiaries taken together, in excess of $250,000.

(f)   Use of Proceeds. The Borrower will not (i) use any portion of the proceeds of any Loan in violation of Section 2.3 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

(g)   Cancellation of Debt. The Borrower will not, and will not permit any of its Subsidiaries to, cancel any liability or debt owed to it, except for consideration in the ordinary course of business.

(h)   Loans to Other Persons. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make loans or advance any credit to any Affiliate thereof or other Person, other than (i) the MDG Indebtedness, (ii) the overdraft facility to MDG described in Section 7.2(a)(v), and (iii) additional regular intercompany loans and advances among the Loan Parties.

(i)   Liens, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets, other than:

(i)   Liens created hereunder and by the Security Documents;

(ii)   Liens securing Indebtedness permitted by Section 7.2(a)(iii) incurred to finance the acquisition of fixed or capital assets, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, (C) such Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased, and (D) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such assets; and

(iii)   Permitted Liens.

(j)   Dividends, Stock Redemptions, Distributions, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any dividends or distributions on, purchase, redeem or retire any shares of any class of its capital stock or other equity interests or any warrants, options or rights to purchase any such capital stock or other equity interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, except that a Subsidiary of the Borrower may pay dividends to the Borrower or to another Subsidiary of the Borrower.

(k)   Investments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than (i) Investments in Cash Equivalents so long as the Agent has a perfected, first priority Lien on such Cash Equivalents, and (ii) an additional Investment by the Borrower in MDG after the date hereof in an aggregate amount not to exceed $1,500,000.

(l)   Partnerships; Subsidiaries; Joint Ventures; Management Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Borrower or any of its Subsidiaries.

(m)   Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year from a year ending with the month of December.

(n)   Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

(o)   No Prohibited Transactions Under ERISA. The Borrower will not, and will not permit any of its ERISA Affiliates to, directly or indirectly:

(i)   Engage in any Prohibited Transaction which could reasonably be expected to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii)   permit to exist with respect to any Pension Plan any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(iii)   terminate any Pension Plan where such event would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

(iv)   fail to make any required contribution or payment to any Multiemployer Plan;

(v)   fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(vi)   amend a Pension Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code;

(vii)   withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; or

(viii)   take any action that would cause the imposition of an excise tax under Section 4978 or Section 4979A of the Internal Revenue Code.

(p)   Unusual Terms of Sale or Services Rendered. The Borrower will not, and will not permit any of its Subsidiaries to, sell goods or products or render services on extended or consignment terms or on a progress billing or bill and hold basis, or on any other unusual terms.

(q)   Prepayments and Amendments of Material Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, at any time (i) make any prepayment of any Indebtedness, other than the prepayment of the Loans in accordance with the terms of this Agreement and the prepayment by its Subsidiaries of loans made by the Borrower to its Subsidiaries, or (ii) amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of, any Material Contract, except where such amendment or modification could not reasonably be expected to have a Material Adverse Effect.

(r)   Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

(s)   Bank Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any other Person, other than (i) payroll accounts, and (ii) accounts specified in Schedule 7.2(s).

(t)   Acquisition of Stock or Assets. The Borrower will not, and will not permit any of its Subsidiaries to, acquire or commit or agree to acquire any stock, securities or assets of any other Person other than Equipment and Inventory acquired in the ordinary course of business.

(u)   Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than in favor of the Agent) prohibiting or conditioning the creation or assumption of any Lien upon any of its assets.

ARTICLE VIII.
FINANCIAL COVENANT

Until termination of the Commitments, payment and satisfaction of all Obligations in full, and termination, Collateralization or expiration of all Letters of Credit:

SECTION 8.1	Fixed Charge Coverage Ratio

At all times after the first day (the “Trigger Date”) on which the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Maximum Amount of the Revolving Facility, and (ii) the sum of (A) the aggregate outstanding amount of the Revolving Credit Loans, and (B) the aggregate face amount of the Letters of Credit, is less than $10,000,000 (with the payment of accounts payable by the Borrower to be at all times consistent with the Borrower’s normal past historical practices), the Fixed Charge Coverage Ratio for each trailing twelve-month period beginning with the twelve-month period which ends in the fiscal quarter in which the Trigger Date occurs shall not be less than one to one.

ARTICLE IX.
EVENTS OF DEFAULT

SECTION 9.1	Events of Default

The occurrence of any of the following events shall constitute an “Event of Default”:

(a)   the Borrower shall fail to pay any principal, interest, fees, expenses or other Obligations when payable, whether at stated maturity, by acceleration, or otherwise; or

(b)   any Loan Party shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 2.3, 2.4, 2.6, 7.1(a)(i), 7.1(c), 7.1(f), 7.1(g)(ii), 7.1(h), 7.1(i), 7.1(k), 7.1(m), 7.1(p), 7.1(q), 7.1(s), 7.1(t), 7.2, 8.1, 11.4 or 11.7(a) or Article III hereof; or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 9.1(a) and (b)(i)) and such default continues for a period of ten days; or

(c)   any Loan Party shall dissolve, wind up or otherwise cease to conduct its business; or

(d)   any Loan Party shall become the subject of an Insolvency Event; or

(e)   (i) any Loan Party shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f)   any representation or warranty made by any Loan Party under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(g)   any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties taken together, exceeds $500,000 in the aggregate shall be rendered against the Loan Parties and shall not be stayed, vacated, bonded or discharged within thirty days; or

(h)   (i) less than 100% in the aggregate of the shares of the voting stock or other voting equity interests of the Subsidiaries of the Borrower shall be directly or indirectly owned or controlled by the Borrower, or more than thirty-seven and a half percent (37.5%) in the aggregate of such shares or equity interests shall become subject to any contractual, judicial or statutory Lien other than a contractual Lien in favor of the Agent, or (ii) James D. Calver, or a successor satisfactory to the Agent, shall cease to be the Chief Executive Officer of the Borrower, or Michael Shea, or a successor satisfactory to the Agent, shall cease to be the Chief Financial Officer of the Borrower; or

(i)   (i) a majority of the members of the board of directors (or similar governing body) of the Borrower shall not consist of Persons who were members of such board (or similar governing body) on the Closing Date or who were either nominated by such members or appointed by directors (or the equivalent) so nominated, or (ii) the occurrence of any change in control or similar event with respect to the Borrower as defined or described under any indenture or agreement in respect of Indebtedness to which the Borrower is a party; or

(j)   any covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; the Borrower or any other Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document; or

(k)   a Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(l)   the independent public accountants for the Borrower shall deliver a Qualified opinion on any Financial Statement; or

(m)   more than fifteen percent (15%) in the aggregate of the Borrower’s vendors or suppliers (either in number or volume of business) shall have ceased, or shall have given notice that they intend to cease, supplying goods or rendering services to the Borrower and the Borrower shall not have obtained replacement goods or services in substantially the same amount from other sources on terms at least as favorable to the Borrower; or

(n)   the occurrence of any event or condition that, in the Required Lenders’ judgment, could reasonably be expected to have a Material Adverse Effect, or the occurrence of a Termination Event as to any Loan Party.

SECTION 9.2	Acceleration, Termination and Cash Collateralization

Upon the occurrence and during the continuance of an Event of Default, the Agent may, or upon the request of the Required Lenders, the Agent shall take any or all of the following actions, without prejudice to the rights of the Agent to enforce its claims against the Borrower:

(a)   Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 9.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Agent.

(b)   Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 9.1(d), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by a Lender or the Agent and any Letter of Credit caused to be issued by the Agent shall be in such Lender’s or the Agent’s sole and absolute discretion. Notwithstanding any such termination, until all Obligations shall have been fully and indefeasibly paid and satisfied, the Agent shall retain all rights under guaranties and all security in existing and future Receivables, Inventory, General Intangibles, Investment Property and Equipment of the Borrower and all other Collateral held by it hereunder and under the Security Documents, and the Borrower shall continue to turn over all Collections to the Agent.

(c)   Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 9.2(a) or otherwise at any time after the Expiration Date, the Borrower shall at such time deposit in a cash collateral account established by or on behalf of the Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of the Agent and applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to the Borrower or to such other Person as may be lawfully entitled thereto.

SECTION 9.3	Other Remedies

(a)   Upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, and the Agent may do any or all of the following:

(i)   remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Borrower’s Receivables or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower’s places of business necessary to administer, enforce and collect such Receivables including, without limitation, any supporting obligations;

(ii)   accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Borrower’s Receivables (in the name of the Borrower or the Agent) and otherwise administer and collect such Receivables;

(iii)   sell, assign and deliver the Borrower’s Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and

(iv)   foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b)   The Agent may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that ten days’ notice shall constitute reasonable notification. The Borrower will assemble the Collateral in its possession and make it available at such locations as the Agent may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Agent the premises and facilities of the Borrower for the purpose of the Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby grants the Agent a license to enter and occupy any of the Borrower’s leased or owned premises and facilities, without charge, to exercise any of the Agent’s rights or remedies.

SECTION 9.4	License for Use of Software and Other Intellectual Property

The Borrower hereby grants to the Agent a license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, advertising materials and other rights, assets and materials used by the Borrower in connection with its businesses or in connection with the Collateral.

SECTION 9.5	No Marshalling; Deficiencies; Remedies Cumulative

The Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all collections (including, without limitation, Collections) (after deducting all of the Agent’s expenses related thereto), or otherwise, shall be applied by the Agent to such of the Obligations and in such order as the Agent shall elect in its sole and absolute discretion, whether due or to become due. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of the Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as the Agent may deem desirable, and are not intended to be exhaustive.

SECTION 9.6	Waivers

. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrower hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Agent’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Agent of any Collateral. The Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Agent’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of the Borrower. The Borrower also consents that the Agent may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 9.7	Further Rights of the Agent

(a)   Further Assurances. The Borrower shall do all things and shall execute and deliver all documents and instruments reasonably requested by the Agent to protect or perfect any Lien (and the priority thereof) of the Agent on the Collateral. The Agent is authorized to describe the Collateral covered by any financing statement filed by it under the Code as “all assets” or “all personal property” of the applicable Borrower or by using a similar supergeneric description.

(b)   Insurance; Etc. If the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Agent or the Lenders hereunder or under any other Loan Document, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all amounts so paid by the Agent or the Lenders shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.

SECTION 9.8	Interest and Letter of Credit Fees After Event of Default

The Borrower agrees and acknowledges that the additional interest and fees that may be charged under Section 4.2 (a) are an inducement to the Agent and the Lenders to make Advances and to the Agent to cause Letters of Credit to be issued hereunder and that the Agent and the Lenders would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) are fair and reasonable estimates of the Agent’s and the Lenders’ costs of administering the credit facility upon an Event of Default, and (c) are intended to estimate the Agent’s and the Lenders’ increased risks upon an Event of Default.

ARTICLE X.
THE AGENT

SECTION 10.1	Appointment of Agent

(a)   Each Lender hereby designates CitiCapital as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its agents or employees.

(b)   The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as third party beneficiaries of any of the provisions hereof. The Agent shall act solely as agent of the Lenders and assume no obligation toward or relationship of agency or trust with or for the Borrower.

SECTION 10.2	Nature of Duties of Agent

. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature. The Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

SECTION 10.3	Lack of Reliance on Agent

(a)   Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of the Borrower and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of the Borrower and the other Loan Parties, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or the issuance of the Initial Letter of Credit or at any time or times thereafter.

(b)   The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Revolving Credit Notes or the financial or other condition of the Borrower and the other Loan Parties. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of the Borrower and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

SECTION 10.4	Certain Rights of the Agent

The Agent may request instructions from the Required Lenders at any time. If the Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon the Agent’s action or inaction in response to instructions from the Required Lenders.

SECTION 10.5	Reliance by Agent

The Agent may rely upon any written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. The Agent may obtain the advice of legal counsel (including counsel for the Borrower with respect to matters concerning the Borrower), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

SECTION 10.6	Indemnification of Agent

To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from the Agent’s gross negligence or willful misconduct. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations.

SECTION 10.7	The Agent in Its Individual Capacity

In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Credit Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Revolving Credit Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include CitiCapital in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

SECTION 10.8	Holders of Revolving Credit Notes

. The Agent may deem and treat the payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Credit Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or of any Revolving Credit Note or Revolving Credit Notes issued in exchange therefor.

SECTION 10.9	Successor Agent

(a)   The Agent may, upon twenty Business Days’ notice to the Lenders and the Borrower, resign by giving written notice thereof to the Lenders and the Borrower. Any such resignation shall be effective upon the appointment of a successor Agent.

(b)   Upon receipt of notice of resignation by the Agent, the Required Lenders may appoint a successor agent which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen Business Days, then the retiring agent may, on behalf of the Lenders, appoint a successor agent which shall be subject to the written approval of the Borrower, which approval shall not be unreasonably withheld and shall be delivered to the Required Lenders within ten Business Days after the Borrower’s receipt of notice of a proposed successor agent; provided, however, that the Borrower’s approval shall not be required if a Default or Event of Default has occurred and is continuing.

(c)   Upon its acceptance of the agency hereunder, such successor agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement. The retiring agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was agent.

SECTION 10.10	Collateral Matters

(a)   Except as otherwise set forth herein, any action or exercise of powers by the Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b)   The Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon termination of the Commitments, termination or Collateralization of all outstanding Letters of Credit and payment and satisfaction of all of the Obligations, (ii) required to be delivered from permitted sales of Collateral hereunder, if any, upon receipt of the proceeds by the Agent (or, if permitted hereunder, the Borrower) or (iii) if the release can be and is approved by the Required Lenders. The Agent may request and the Lenders will provide confirmation of the Agent’s authority to release particular types or items of Collateral.

(c)   Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred, provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)   The Agent shall not have any obligation to assure that the Collateral exists or is owned by the Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given CitiCapital’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct.

SECTION 10.11	Actions with Respect to Defaults

In addition to the Agent’s right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until the Agent shall have received such directions, the Agent may act or not act as it deems advisable and in the best interests of the Lenders.

SECTION 10.12	Delivery of Information

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE XI.
GENERAL PROVISIONS

SECTION 11.1	Notices

Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier followed by a hard copy sent by regular mail, if to the Agent, then to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Attn.: Doreen M. Amado, Vice President, Telecopy: (914) 899-7861, with a copy to Robert Goldberg, Esq., General Counsel, Telecopy: (914) 899-7238; if to the Borrower, then to Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attn.: Michael Shea, Chief Financial Officer, Telecopy: (908) 953-6304, with a copy to Robert W. Jewett, Esq., General Counsel, Telecopy: (908) 953-6304; and if to any Lender, then to its address specified in Schedule 1 or in the Assignment and Acceptance under which it became a party hereto; or, in each case, to such other address as the Agent, the Borrower or a Lender may specify to the other parties in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier transmission, when such transmission is confirmed.

SECTION 11.2	Delays; Partial Exercise of Remedies

No delay or omission of the Agent or any Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 11.3	Right of Setoff

. In addition to and not in limitation of all rights of offset that the Agent, any Lender or any of their respective Affiliates may have under applicable law, and whether or not the Agent has made any demand or the Obligations of the Borrower have matured, the Agent, the Lenders and their respective Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by the Agent, the Lenders or any of their respective Affiliates to or for the credit or the account of the Borrower or any of its Affiliates against any and all of the Obligations. In the event that the Agent or any Lender exercises any of its rights under this Section 11.3, the Agent or such Lender shall provide notice to the Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 11.4	Indemnification; Reimbursement of Expenses of Collection

(a)   The Borrower hereby agrees that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Borrower will indemnify, defend and hold harmless (on an after-tax basis) the Agent, the Lenders, each issuer of a Letter of Credit and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof, or (D) the Agent’s or any Lender’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by the Borrower in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder of the Borrower or any actual or purported violation of the Borrower’s Governing Documents or any other agreement or instrument to which the Borrower is a party or by which any of its properties is bound. In addition, the Borrower shall, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, upon demand, pay to the Agent all costs and expenses incurred by the Agent (including reasonable travel, per diem and other expenses related to the Agent’s auditing and collateral evaluation and the fees and disbursements of counsel and other professionals, including, without limitation, appraisers) in connection with the preparation, execution, delivery, administration (including, without limitation, all costs and expenses incurred by the Agent, including the fees and disbursements of counsel and other professionals, in connection with the Borrower’s compliance with Sections 7.1(s), (t) and (u)), modification and amendment of the Loan Documents, and pay to the Agent and each Lender all costs and expenses (including the fees and disbursements of counsel and other professionals, including, without limitation, appraisers) paid or incurred by the Agent or such Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement, and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(b)   The Borrower’s obligations under Sections 4.7 and 4.8 and this Section 11.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 11.5	Amendments, Waivers and Consents

No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or by the Agent on their behalf) without taking into account the Commitments or Loans held by Defaulting Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all the Lenders (other than any Defaulting Lender), do any of the following at any time: (a) change the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders”; (c) amend this Section 11.5; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or any fees or other amounts payable hereunder; or (e) postpone any date on which any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder is required to be made; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, change the Pro Rata Share or increase the Commitment of such Lender, and (ii) the Agent, in addition to the Lenders required above, to take any such action that affects the rights or duties of the Agent under this Agreement or any other Loan Document.

SECTION 11.6	Nonliability of Agent and Lenders

The relationship among the Borrower and each Lender shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

SECTION 11.7	Assignments and Participations

(a)   Borrower Assignment. The Borrower shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Agent and the Required Lenders, which they may withhold in their sole discretion.

(b)   Lender Assignments. Each Lender may, with the consent of the Agent (not to be unreasonably withheld), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Revolving Credit Notes and the other Loan Documents upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Revolving Credit Note or Revolving Credit Notes subject to such assignment and a processing and recordation fee payable to the Agent for its account of $3,500. No such assignment shall be for less than $5,000,000 of the Commitments or Loans unless it is to another Lender, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Revolving Credit Loans. Upon the execution and delivery to the Agent of an Assignment and Acceptance and the payment of the recordation fee to the Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.7, 4.8 and 11.4, which shall survive such assignment) and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)   Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Revolving Credit Notes, any other Loan Documents or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.1(k), if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   Agent’s Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the “Register”). The Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Revolving Credit Note or Revolving Credit Notes subject to such assignment, the Agent will give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent a new Revolving Credit Note to the order of the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Revolving Credit Note or Revolving Credit Notes shall re-evidence the indebtedness outstanding under the surrendered Revolving Credit Note or Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Revolving Credit Notes and shall be dated as of the Acceptance Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e)   Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Revolving Credit Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. The Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 11.3 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.8(b) as if it were a Lender.

(f)   Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Revolving Credit Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(g)   Information. In connection with their efforts to assign their rights or obligations or sell participations pursuant to Sections 11.7(b) and (e), the Agent and the Lenders may disclose any information they have, now or in the future, with respect to the business of the Loan Parties to prospective assignees or purchasers, provided that such disclosure is subject to written confidentiality arrangements customary for assignment or participation transactions of such type.

(h)   Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.8	Counterparts; Telecopied Signatures

This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 11.9	Severability

In case any provision in or obligation under this Agreement, any Revolving Credit Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 11.10	Maximum Rate

Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

SECTION 11.11  Entire Agreement; Successors and Assigns; Interpretation

This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 11.12	LIMITATION OF LIABILITY

NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWER (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR SUCH LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR SUCH LENDER. THE BORROWER HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE AGENT AND EACH LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 11.13	GOVERNING LAW

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 11.14	SUBMISSION TO JURISDICTION

ALL DISPUTES BETWEEN OR AMONG THE BORROWER AND THE AGENT BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWER, THE AGENT AND A LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 11.15	SERVICE OF PROCESS

THE BORROWER HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICES COMPANY, 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK 10036-6710 OR ITS SUCCESSOR AS THE DESIGNEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER, BUT THE FAILURE OF THE BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 11.16	JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWER, THE AGENT AND A LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWER, THE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 11.17	Publicity

The Agent may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement, and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWER

HOOPER HOLMES, INC.

By: /s/ Michael J. Shea

Name: Michael J. Shea

Title: CFO

LENDERS

CITICAPITAL COMMERCIAL CORPORATION

By: /s/ Richard Gere

Name: Richard Gere

Title: SVP

AGENT

CITICAPITAL COMMERCIAL CORPORATION

By: /s/ Richard Gere

Name: Richard Gere

Title: SVP

-0-

EXHIBIT A

REVOLVING CREDIT NOTE

$25,000,000.00	Harrison, New York October 10, 2006

FOR VALUE RECEIVED, HOOPER HOLMES, INC., a New York corporation (the “Borrower”), hereby unconditionally promises to pay to the order of CITICAPITAL COMMERICAL CORPORATION, a Delaware corporation (the “Lender”), on the Expiration Date, at c/o CitiCapital Commercial Corporation, as agent for the Lender and the other lenders referred to below (the “Agent”) at the Agent’s office at 450 Mamaroneck Avenue, Harrison, New York 10528 or at such other location as the Agent may from time to time designate in writing, in lawful money of the United States of America, and in immediately available funds, the principal amount equal to the lesser of (a) TWENTY FIVE MILLION DOLLARS ($25,000,000.00)1  and (b) the aggregate unpaid principal amount of the Lender’s Pro Rata Share of the Revolving Credit Loans made to the Borrower under Section 2.1(a) of the Loan Agreement (as defined below). The Borrower further promises to pay interest in like money and funds to the Lender at the aforementioned address (or at such other location as the Agent may from time to time designate in writing) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Loan and Security Agreement dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among the Borrower, the Lender and the other lenders from time to time party thereto, and the Agent.

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Loan Agreement), and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is one of the Revolving Credit Notes referred to in the Loan Agreement, shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Loan Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Loan Agreement.

The Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Loan Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

In the event of any conflict between the terms hereof and the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

The Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Loan Agreement. The Borrower shall make all payments hereunder and under the Loan Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

EACH OF THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACTS OR OMISSIONS OF ANY OF THE BORROWER, THE LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

HOOPER HOLMES, INC.

By: /s/ Michael J. Shea
Name: Michael J. Shea
Title: CFO

EXHIBIT C

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of October 10, 2006 (this “Agreement”), made by HOOPER HOLMES, INC. a New York corporation (the “Pledgor”), in favor of CITICAPITAL COMMERCIAL CORPORATION, a Delaware corporation, as agent (the “Agent”) for the Lenders referred to below.

W I T N E S S E T H:

WHEREAS, the Pledgor is a party to the Loan and Security Agreement dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement), among the Pledgor as borrower, the lenders from time to time party thereto (the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, among other things, to make Loans and other extensions of credit to the Pledgor, subject to the terms and conditions set forth in the Loan Agreement;

WHEREAS, the Pledgor is the legal and beneficial owner of all of the Pledged Interests (as defined below); and

WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that the Pledgor shall have executed and delivered this Agreement in favor and for the benefit of the Agent.

NOW, THEREFORE, in consideration of the promises contained herein and to induce the Lenders to enter into the Loan Agreement, the Pledgor hereby agrees as follows:

SECTION 1.  Pledge

. The Pledgor hereby pledges to the Agent and grants to the Agent a lien on and security interest in all of the Pledgor’s right, title and interest in and to the following, whether now owned or at any time hereafter acquired by the Pledgor and wherever located (collectively, the “Collateral”):

(a)   all of the issued and outstanding shares of capital stock and membership interests specified in Schedule 1 and any other issued and outstanding shares of capital stock and membership interests, whether or not specified in Schedule 1 (collectively, the “Pledged Interests”), of the Subsidiaries of the Pledgor specified in Schedule 1 (the “Issuers”) and the certificates, if any, representing the Pledged Interests, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests, and all additional shares of capital stock and membership interests of or in the Issuers from time to time acquired in any manner by the Pledgor, and the certificates, if any, representing such additional shares of capital stock or membership interests, as the case may be, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares of capital stock or membership interests, as the case may be;

(b)   that certain promissory note, dated January 8, 2004, made by Medicals Direct Group Ltd., a company registered in England (“Medicals Direct”), in favor of the Pledgor in the original principal amount of $6,585,630.10 (as amended, supplemented or otherwise modified from time to time, the “Pledged Note”);

(c)   all loans, liabilities and other indebtedness, whether now or hereafter incurred, evidenced by the Pledged Note (collectively, the “Pledged Debt”), all other instruments evidencing the Pledged Debt, and all interest, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(d)   all additional loans, liabilities and other indebtedness from time to time owed to the Pledgor by any of its Subsidiaries, including, without limitation, Medicals Direct, whether now or hereafter incurred, and the instruments evidencing such indebtedness, and all interest, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(e)   all proceeds of any of the foregoing (including, without limitation, proceeds constituting any property of the types described above).

The Pledgor has delivered to the Agent each of the certificates representing the Pledged Interests, accompanied by an undated stock power or comparable power with respect to each such certificate, executed in blank by the Pledgor. The Pledgor has also delivered to the Agent the Pledged Note, together with a duly executed indorsement thereof. The Pledgor shall deliver to the Agent, immediately upon receipt thereof by the Pledgor, all certificates, promissory notes and other instruments evidencing or representing the Collateral, which certificates, promissory notes and other instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent.

SECTION 2.   Security for Obligations

The pledge of, and the grant of a lien on and security interest in, the Collateral hereunder secures the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations.

SECTION 3.   Representations and Warranties

The Pledgor represents and warrants as follows:

(a)   It is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is duly qualified to do business and is in good standing as a foreign corporation in all other states where such qualification is required, except to the extent that failure so to qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect, and has all necessary corporate power and authority to enter into this Agreement.

(b)   It has taken all requisite corporate action through its board of directors to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Pledgor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)   It is the legal and beneficial owner of record of the Collateral free and clear, upon termination of the liens and security interests in favor of Wachovia Bank, National Association, Bank of America, N.A., and Brown Brothers Harriman & Co. provided in connection with and as security for the Wachovia Loan, of any Lien, except for the Lien created by this Agreement. On the date hereof, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except for financing statements arising out of the Wachovia Loan and certain filings related to equipment liens described in the Loan Agreement as Permitted Liens.

(d)   The pledge of the Collateral pursuant to this Agreement, together with the delivery to the Agent of the stock and membership interest certificates, if any, evidencing the Pledged Interests and the related stock powers and comparable powers, creates a valid and perfected first priority lien on and security interest in the Collateral, securing the payment and performance of the Obligations, and all filing and other actions necessary or desirable to perfect and protect such lien and security interest have been duly made or taken.

(e)   Except in connection with terminating the Wachovia Loan and the liens and security interests arising therefrom, no authorization, approval, or other action by, and no notice to or filing with, any Person is required for (i) the pledge by the Pledgor of the Collateral pursuant to this Agreement, the grant by the Pledgor of the lien and security interest granted hereby or the execution, delivery or performance of this Agreement by the Pledgor, (ii) the perfection of the lien and security interest granted in this Agreement, or (iii) the exercise by the Agent of the rights or remedies provided for in this Agreement.

(f)   The execution, delivery and performance by the Pledgor of this Agreement, the granting of the lien and security interest hereunder and the exercise by the Agent of any or all of the remedies hereunder do not and will not violate, contravene or constitute a default under any contractual obligation to which the Pledgor or any Issuer is a party, except to the extent that the lien and security interest hereunder may violate the terms of the agreements creating the equipment liens referred to in Section 3(c), but the Pledgor does not believe any such violations would have a Material Adverse Effect.

(g)   The Pledged Interests constitute all of the issued and outstanding shares of capital stock or membership interests, as the case may be, of each Issuer.

(h)   All of the Pledged Interests are duly authorized, fully paid and nonassessable. All of the Pledged Interests are represented by certificates, except as to the Pledged Interests relating to Heritage Labs International, LLC (“HLI”).

(i)   The Pledged Debt constitutes all of the outstanding indebtedness of Medicals Direct owing to the Pledgor that is evidenced by a promissory note or other instrument.

(j)   The exact correct name of the Pledgor and the jurisdiction of organization of the Pledgor are set forth in the introductory paragraph of this Agreement.

SECTION 4.   Further Assurances; Covenants

(a)   The Pledgor covenants and agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may request, in order to perfect and protect any Liens granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to perfect and preserve the Liens granted or purported to be granted hereby.

(b)   The Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral and to describe the Collateral as “all assets” or “all personal property” or otherwise to use such a supergeneric collateral description in such financing statements and amendments. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)   The Pledgor covenants and agrees that the Pledgor will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the lien and security interest created by this Agreement, (iii) vote to enable, or take any other action to permit, any Issuer to issue any shares of capital stock, membership interests or other equity securities or interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any shares of capital stock, membership interests or other equity securities or interests of any nature of any Issuer, or (iv) enter into any agreement or undertaking restricting the right or ability of the Agent to sell, assign or transfer any of the Collateral.

SECTION 5.   Distributions; Voting; Compensation; Etc.

(a)   So long as no Default or Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and in a manner which does not impair any of the Collateral and to receive and retain any and all distributions and other amounts paid in respect of the Collateral; provided, however, that any and all:

(i)
dividends and distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

(ii)
dividends and distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution of any Issuer, or in connection with a reduction of capital, capital surplus or paid-in-surplus of any Issuer, and

(iii)	cash paid, payable or otherwise distributed in exchange for, or in redemption of, any Collateral shall, if received by the Pledgor, be received in trust for the benefit of the Agent, segregated from the other property or funds of the Pledgor, and forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary endorsement).

(b)   Upon the occurrence and during the continuance of a Default or an Event of Default:

(i)
All rights of the Pledgor to receive any distributions that it would otherwise be authorized to receive and retain pursuant to Section 5(a) shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to receive and hold as Collateral such distributions.

(ii)
Any and all distributions payable to the Pledgor in respect of the Collateral shall be received by the Pledgor in trust for the benefit of the Agent, segregated from other funds of the Pledgor and forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

(c)   The Pledgor hereby irrevocably constitutes and appoints the Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, upon the occurrence and during the continuance of a Default or an Event of Default, to exercise the voting and other consensual rights which the Pledgor would otherwise be entitled to exercise pursuant to Section 5(a) (whereupon all rights of the Pledgor to exercise such rights shall cease). The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable.

SECTION 6.   Records, Etc

The Pledgor shall keep its office and principal place of business and the place where it keeps its records concerning the Collateral at its address specified in Section 11.1 of the Loan Agreement. The Pledgor will hold and preserve such records and, upon 48 hours’ notice from the Agent, will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

SECTION 7.   Agent Appointed Attorney-in-Fact; Irrevocable Authorization and Instruction to Issuers

The Pledgor hereby appoints the Agent the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent’s discretion, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any distribution in respect of the Collateral or any part thereof and to give full discharge for the same. The Pledgor hereby authorizes and instructs each Issuer to comply with any instruction received by it from the Agent in writing that (a) states that an Event of Default has occurred, and (b) is or appears to be otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Pledgor, and the Pledgor agrees that each Issuer shall be fully protected in so complying. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable.

SECTION 8.   Agent May Perform

If the Pledgor fails to perform any agreement contained herein, the Agent may perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Pledgor.

SECTION 9.   Reasonable Care; Return of Collateral

(a)   The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral (including, without limitation, the certificates representing the Pledged Interests) in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have the responsibility under this Agreement for taking any necessary steps to preserve rights against any parties with respect to any Collateral except as set forth in subsection (b) below.

(b)   Upon the indefeasible payment in full of all the Obligations, the expiration, termination or Collateralization of all Letters of Credit and the termination of the obligation of the Lenders and the Agent to make Loans and to cause Letters of Credit to be issued, respectively, the Agent shall return to the Pledgor all certificates representing the Pledged Interests and the stock powers and comparable powers therefor and all cash held by the Agent as collateral hereunder which have not been disposed of, used or applied in connection with or toward the payment of the Obligations.

SECTION 10.   Remedies upon Default; Private Placement

(a) If any Event of Default shall have occurred and be continuing, the Agent may exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York (the “Code”) and other applicable law, and the Agent may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to it of the time and place of any public or private sale shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. If an Event of Default shall have occurred and be continuing, the Agent may, pursuant to the power of attorney granted herein, transfer the Collateral on the books of the Pledgor and each Issuer, in whole or in part, to the name of the Agent or such other Person or Persons as the Agent may designate and take all such other and further actions as the Pledgor could have taken with respect to the Collateral which the Agent in its absolute discretion determines to be necessary or appropriate to accomplish the purposes of this Agreement.

(b)   In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of all or any part of the Collateral may be effected after an Event of Default, the Pledgor agrees that, after the occurrence and during the continuation of an Event of Default, the Agent may, from time to time, attempt to sell all or any part of the Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers to buy all or any part of the Collateral from a limited number of Persons deemed by the Agent, in its sole discretion, to be financially responsible parties who might be interested in purchasing such Collateral. The Pledgor acknowledges and agrees that any such private placement may result in prices and other terms less favorable to the Agent than if such sale were a public sale. If the Agent solicits such offers from not less than three such Persons (none of which is an Affiliate of the Agent or any Lender), then the acceptance by the Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Collateral; provided, however, that this subsection shall not be construed to impose a requirement that the Agent solicit offers from three or more Persons for any such sale to be deemed commercially reasonable. The Agent shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit an Issuer to register such securities for public sale under the Securities Act or under applicable state securities laws.

SECTION 11.  Registration Rights

If the Agent shall determine to exercise its right to sell all or any of the Pledged Interests under Section 10, the Pledgor agrees that, upon request of the Agent, the Pledgor will:

(a)   execute and deliver all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such Pledged Interests under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(b)   use its best efforts to qualify such Pledged Interests under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of such Pledged Interests, as requested by the Agent;

(c)   use its best efforts to cause each Issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; and

(d)   use its best efforts to do or cause to be done all such other acts and things as may be necessary to make such sale of such Pledged Interests or any part thereof valid and binding and in compliance with applicable law.

The Pledgor further agrees to do or cause to be done all such other acts as may be reasonably requested to make any sale or sales of all or any portion of the Pledged Interests under this Section 11 valid and binding and in compliance with any and all other applicable requirements of law. Pledgor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to the Agent, that the Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against the Pledgor, and, to the maximum extent permitted by applicable law, the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

SECTION 12.  Securities Collateral

The Pledgor acknowledges that the Pledged Interests are represented by certificates, except in the case of interests in HLI, and the Pledged Interests constitute “securities” as governed and defined by Article 8 of the Uniform Commercial Code in effect in any jurisdiction and are freely transferable and assignable. The Pledgor further agrees that it and each Issuer will at no time “opt out” of Article 8 through any amendment to an Issuer’s certificate of incorporation or operating agreement, as the case may be, or by any other means cause the Pledged Interests and the certificates representing any Pledged Interests to cease to be “securities” under Article 8 of the Uniform Commercial Code. Any action taken to so “opt out” will be null and void and of no effect.

SECTION 13.  Registration of Pledge; Control of Collateral

To assure the perfection of the security interest of the Agent in the Pledged Interests consisting of membership interests, concurrently with the execution and delivery of this Agreement, the Pledgor shall send written instructions in the form of Exhibit A hereto to each Issuer of membership interests and shall cause each such Issuer to deliver to the Agent the Confirmation Statement and Instruction Agreement in the form of Exhibit B hereto, pursuant to which each such Issuer will confirm that it has registered the pledge and security interest effected by this Agreement on its books and agrees to comply with instructions originated by the Agent in respect of the applicable Pledged Interests without further consent by the Pledgor or any other Person. From time to time, the Pledgor shall promptly provide replacement written instructions in the form of Exhibit A hereto to each Issuer of membership interests and shall cause each such Issuer to, and each such Issuer shall, deliver to the Agent the Confirmation Statement and Instruction Agreement in the form of Exhibit B to each assignee of the Agent, as requested by the Agent. The Pledgor agrees that the foregoing provisions of this Section 13 shall inure to the benefit of the Agent’s successors and assigns.

SECTION 14.  Application of Proceeds

All money held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral, shall be applied to the Obligations in such order as determined by the Agent in its sole discretion, subject to the terms of the Loan Agreement.

SECTION 15.  Indemnity and Expenses.

(a)   The Pledgor agrees to indemnify and hereby indemnifies the Agent from and against any and all claims, damages, losses, liabilities and expenses arising out of, in connection with, or resulting from, this Agreement (including, without limitation, enforcement of this Agreement), other than such as arise from the Agent’s gross negligence or willful misconduct.

(b)   The Pledgor will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, (iv) the failure of the Pledgor to perform or observe any of the provisions hereof, or (v) any action taken by the Agent pursuant to this Agreement.

SECTION 16.  Amendments, Etc

No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Pledgor and the Agent; no waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise and no delay in exercising on the part of the Agent any right, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 17.  Security Interest Absolute

All rights of the Agent and the lien and security interest granted to it hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)   any lack of enforceability of the Loan Agreement or any of the other Loan Documents or any other agreement or instrument relating thereto;

(b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement or any of the other Loan Documents;

(c)   any taking and holding of collateral or guarantees for all or any of the Obligations, or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any collateral or such guarantees, or any non-perfection of any collateral, or any consent to departure from any such guaranty;

(d)   any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or the manner of sale or other disposition of any collateral or the collection of proceeds thereof;

(e)   any consent by the Agent to the restructure or refinancing of the Obligations or any portion thereof;

(f)   any other modification, compromise, settlement or release by the Agent, by operation of law or otherwise, of the Obligations or the liability of any obligor or guarantor, or of any collateral, in whole or in part, and any refusal by the Agent to accept any payment, in whole or in part, from any obligor or guarantor in connection with any of the Obligations, in each case whether or not with notice to, further assent by, or any reservation of rights against, the Pledgor; or

(g)   any other circumstance (including, without limitation, any statute of limitations) which might otherwise constitute a defense available to, or a discharge of, any third party pledgor or guarantor.

SECTION 18.  Addresses for Notices

All notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier, if to the Agent, then to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Attn.: Doreen M. Amado, Vice President, Telecopy: (914) 899-7861, with a copy to Robert Goldberg, Esq., General Counsel, Telecopy: (914) 899-7238; and if to the Pledgor, then to Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attn.: Michael Shea, Chief Financial Officer, Telecopy: (908) 953-6304, with a copy to Robert W. Jewett, Esq., General Counsel, Telecopy: (908) 953-6304; or, in each case, to such other address as the Agent or the Pledgor may specify to the other party in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused, and (iii) if sent by telecopier transmission, when such transmission is confirmed.

SECTION 19.  Continuing Security Interest; Assignment

This Agreement shall create a continuing lien on and security interest in the Collateral and shall (a) remain in full force and effect until released in accordance herewith, (b) be binding upon the Pledgor and its successors and assigns, and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and its successors and assigns. Without limiting the generality of the foregoing clause (c), the Agent may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person which is an assignee of the Agent under the Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect hereof granted to the Agent herein.

SECTION 20.  Telecopied Signature

This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

SECTION 21.  Governing Law

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be executed by its proper and duly authorized CFO as of the date first set forth above.

HOOPER HOLMES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

Schedule 1

Description of Pledged Interests

Issuer	Type and Class of Stock/Interest	Certificate No.	No. of Shares/Units	Percentage of Total Outstanding Interests
Hooper Information Services, Inc.	common stock			100%
Hooper Evaluations, Inc.	common stock			100%
Mid America Agency Services, Incorporated	common stock			100%
TEG Enterprises, Inc.	common stock			100%
Heritage Labs International, LLC	limited liability company membership interest			100%
Hooper Distribution Services, LLC	limited liability company membership interest			100%
Medicals Direct Group Ltd.	ordinary shares			65%

ACKNOWLEDGMENT AND CONSENT

Each of the undersigned Issuers hereby acknowledges receipt of a copy of the Pledge Agreement, dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by Hooper Holmes, Inc., a New York corporation, in favor of CitiCapital Commercial Corporation, as agent. Each of the undersigned Issuers shall be bound by and comply with the terms of the Pledge Agreement insofar as such terms are applicable to the undersigned.

HOOPER INFORMATION SERVICES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER EVALUATIONS, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

MID AMERICA AGENCY SERVICES, INCORPORATED

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

TEG ENTERPRISES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HERITAGE LABS INTERNATIONAL, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER DISTRIBUTION SERVICES, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

MEDICALS DIRECT GROUP LTD.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

EXHIBIT A

Instruction to Register Pledge

October 10, 2006

To:	Heritage Labs International LLC
c/o Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920

In accordance with the requirements of the Pledge Agreement, dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), by Hooper Holmes, Inc., a New York corporation (the “Pledgor”), in favor of CitiCapital Commercial Corporation, a Delaware corporation, as agent (the “Agent”), you are hereby instructed, given that the Pledged Interests are “securities” or “investment property” under the Uniform Commercial Code, to register the pledge of the Pledged Interests and the proceeds related thereto.

You are hereby further authorized and instructed to execute and deliver to the Agent a Confirmation Statement and Instruction Agreement, substantially in the form of Exhibit B to the Pledge Agreement, and, to the extent provided more fully therein, to comply with instructions originated by the Agent in respect of the Pledged Interests without further consent by the undersigned or any other Person.

Very truly yours,

HOOPER HOLMES, INC.

By: /s/ Michael J. Shea

Name: Michael J. Shea

Title: CFO

EXHIBIT B

Confirmation Statement and Instruction Agreement

OCTOBER 10, 2006

CitiCapital Commercial Corporation, as Agent
450 Mamaroneck Avenue
Harrison, New York 10528

Ladies and Gentlemen:

This statement is to advise you that a pledge of the following limited liability company interests has been registered in the name of CitiCapital Commercial Corporation, as agent, as follows:

The 100% limited liability company interests of Hooper Holmes, Inc. in Heritage Labs International, LLC (the “Pledged Interests”).

This also confirms that there are no liens or restrictions on the Pledged Interests and no adverse claims to which any of the limited liability company interests is or may be subject known to the undersigned, except for the security interest in your favor pursuant to the Pledge Agreement dated as October 10, 2006 by Hooper Holmes, Inc.

The foregoing pledge was registered on October 10, 2006.

Very truly yours,

Heritage Labs International, LLC

By: /s/ Michael J. Shea
Name: Michael J. Shea
Title: CFO

EXHIBIT D

SUBSIDIARY GUARANTY

GUARANTY dated as of October 10, 2006 (this “Guaranty”) made by Hooper Information Services, Inc., a New Jersey corporation, Hooper Evaluations, Inc., a New York corporation, Mid America Agency Services, Inc., a Nebraska corporation, TEG Enterprises, Inc., a Nebraska corporation, Heritage Labs International, LLC, a Kansas limited liability company (“Heritage Labs”), and Hooper Distribution Services, LLC, a New Jersey limited liability company (“Hooper Distribution”; each individually a “Guarantor” and collectively the “Guarantors”), in favor of CitiCapital Commercial Corporation, a Delaware corporation, as Agent (the “Agent”) for the Lenders referred to below.

W I T N E S S E T H :

WHEREAS, Hooper Holmes, Inc., a New York corporation (the “Borrower”), is entering into a Loan and Security Agreement dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement) among the Borrower, the lenders from time to time party thereto (the “Lenders”) and the Agent pursuant to which the Lenders have agreed, among other things, to make Loans to, and to provide for the issuance of Letters of Credit for the account of, the Borrower, subject to the terms and conditions set forth in the Loan Agreement;

WHEREAS, the Borrower is the legal and beneficial owner of all of the outstanding shares or membership interests, as the case may be, of each of the Guarantors;

WHEREAS, the Guarantors, as wholly-owned Subsidiaries of the Borrower, have an interest in the financial affairs and well-being of the Borrower and will benefit directly and indirectly from the transactions contemplated by the Loan Agreement;

WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that each of the Guarantors shall have executed and delivered this Guaranty in favor of and for the benefit of the Agent and the Lenders.

NOW, THEREFORE, in consideration of the promises contained herein and to induce the Agent and the Lenders to enter into the Loan Agreement and to make Loans to, and to provide for the issuance of Letters of Credit for the account of, the Borrower thereunder, each of the Guarantors hereby agrees as follows:

SECTION 1.  Guaranty.

(a)   Each of the Guarantors hereby unconditionally and irrevocably (i) guarantees, jointly and severally, to the Agent and the Lenders the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, and (ii) agrees, jointly and severally, to pay all costs and expenses incurred by the Agent and the Lenders (including the fees and disbursements of counsel and other professionals) in connection with (A) enforcing or defending the Agent’s and the Lenders’ rights under or in respect of this Guaranty or any other document or instrument now or hereafter executed and delivered in connection herewith, or (B) collecting the Obligations or otherwise administering this Guaranty.

(b)   Each of the Guarantors hereby agrees that all payments hereunder will be paid to the Agent for the ratable benefit of the Lenders without setoff, deduction or counterclaim at the office of the Agent located at the address specified in Section 9 in U.S. dollars and in immediately available funds.

(c)   Anything contained in this Guaranty to the contrary notwithstanding, the amount of the obligations payable by any of the Guarantors under this Guaranty shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Guarantor’s obligations to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the obligations payable by such Guarantor hereunder shall be limited to the maximum amount that could be guaranteed by such Guarantor without rendering such Guarantor’s obligations under this Guaranty invalid or unenforceable under such applicable law.

SECTION 2.  Guaranty Absolute. Each of the Guarantors guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Agreement, the Revolving Credit Notes and the other Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each of the Guarantors under this Guaranty shall be absolute and unconditional irrespective of:

(a)   any lack of validity, regularity or enforceability of the Loan Agreement or any other Loan Document;

(b)   any lack of validity, regularity or enforceability of this Guaranty;

(c)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement or any other Loan Document;

(d)   any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(e)   any failure on the part of the Agent or any of the Lenders or any other Person to exercise, or any delay in exercising, any right under the Loan Agreement or any other Loan Document; or

(f)   any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower, any of the Guarantors or any other guarantor with respect to the Obligations (including, without limitation, all defenses based on suretyship or impairment of collateral, and all defenses that the Borrower may assert to the repayment of the Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Guaranty and the obligations of the Guarantors under this Guaranty.

Each of the Guarantors hereby agrees that if the Borrower, any of the Guarantors or any other guarantor of all or a portion of the Obligations is the subject of a bankruptcy case under the Bankruptcy Code, such Guarantor will not assert the pendency of such case or any order entered therein as a defense to the timely payment of the Obligations. Each of the Guarantors hereby waives notice of or proof of reliance by the Agent and the Lenders upon this Guaranty, and the Obligations shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or reduced (as to the Borrower only) in reliance upon this Guaranty. Each of the Guarantors hereby agrees that this Guaranty is a guaranty of payment and not collection.

SECTION 3.  Waiver. Each of the Guarantors hereby waives (a) promptness, diligence, notice of acceptance and any other notice or demand of any kind with respect to any of the Obligations and any of the amounts payable under Section 1(a)(ii) or that may be required to be given under any Requirement of Law, and (b) any requirement that the Agent or any of the Lenders protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right to take any action against the Borrower or any other Person or any collateral.

SECTION 4.  Subrogation. Each of the Guarantors hereby agrees that it will not exercise or assert any rights, claims, defenses or rights of setoff which it may acquire against the Borrower or any other guarantor of all or part of the Obligations that arise from the existence, payment, performance or enforcement of its obligations hereunder (including, without limitation, any rights or claims of subrogation, reimbursement or contribution), until the termination of the Commitments, the indefeasible payment in full in cash of the Obligations and the termination, Collateralization or expiration of all Letters of Credit. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Agent for the ratable benefit of the Lenders and shall forthwith be paid to the Agent to be credited and applied against the Obligations and all other amounts payable under Section 1(a)(ii), whether matured or unmatured, in such order as the Agent may determine.

SECTION 5.  Representations and Warranties.

(a)   Each of the Guarantors hereby makes each of the representations and warranties made by the Borrower under Section 6.1(a), (c), (d), (e), (f) and (h) of the Loan Agreement as if such representations and warranties stated that they applied to such Guarantor and the Loan Documents to which such Guarantor is a party, including, without limitation, this Guaranty and the Subsidiary Security Agreement, and such representations and warranties as applied to such Guarantor are true and correct as if they were repeated separately herein by such Guarantor, except that references in Section 6.1(a) and (c) of the Loan Agreement to “corporation” or “corporate” shall mean, in the case of Heritage Labs and Hooper Distribution, “limited liability company” and references in Section 6.1(c) and (f) of the Loan Agreement to “shareholders” shall mean, in the case of Heritage Labs and Hooper Distribution, “members.”

(b)   Each of the Guarantors has, independently and without reliance upon the Agent or the Lenders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

SECTION 6.  Covenants. Each of the Guarantors covenants and agrees that, until the termination of the Commitments, the payment in full of the Obligations and the termination, Collateralization or expiration of all Letters of Credit, such Guarantor will perform, observe and otherwise comply with all of the covenants of the Borrower under Section 7.1(a), (b), (c), (d), (e), (f), (g), (j), (l) and (p) and Section 7.2 ( ), ( ), ( ), ( ), and ( ) of the Loan Agreement as if such covenants stated that they applied to such Guarantor and were repeated separately herein by such Guarantor.

SECTION 7.  Right of Setoff. In addition to and not in limitation of all rights of offset that the Agent, the Lenders or any of their respective Affiliates may have under applicable law, and whether or not the Agent or any of the Lenders or any of their respective Affiliates has made any demand or the obligations of the Guarantors have matured, the Agent, the Lenders and their respective Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by the Agent, the Lenders or their respective Affiliates to or for the credit or the account of any of the Guarantors or any of the Guarantors’ Affiliates against any and all of the Obligations. If the Agent or any of the Lenders or any of their respective Affiliates exercises any of its rights under this Section 7, the exercising entity shall provide notice to the Guarantors of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 8.  Survival of Provisions. All representations, warranties and covenants made by the Guarantors under this Guaranty shall survive the execution and delivery hereof and the closing of the transactions contemplated hereby.

SECTION 9.  Notices. All notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier followed by a hard copy sent by regular mail, if to the Agent or the Lenders, then to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Attn.: Doreen M. Amado, Vice President, Telecopy: (914) 899-7861, with a copy to Robert Goldberg, Esq., General Counsel, Telecopy: (914) 899-7238; and if to the Guarantors, then to them c/o Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attn.: Michael Shea, Chief Financial Officer, Telecopy: (908) 953-6304, with a copy to Robert W. Jewett, Esq., General Counsel, Telecopy: (908) 953-6304; or , in each case, to such other address as the Borrower on behalf of the Guarantors or the Agent may specify to the other party in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused, and (iii) if sent by telecopier transmission, when such transmission is confirmed.

SECTION 10.  Amendments, Waivers and Consents. No amendment or waiver of any provision of this Guaranty, or consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent on behalf of the Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.  Delays; Partial Exercise of Remedies. No delay or omission of the Agent or any Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 12.  Counterparts; Telecopied Signature. This Guaranty may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart. This Guaranty and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SECTION 13.  Severability. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 14.  Interpretation. All terms not defined herein or in the Loan Agreement shall have the meaning set forth in the Code, except where the context otherwise requires. To the extent a term or provision of this Guaranty conflicts with the Loan Agreement and is not addressed herein with more specificity, the Loan Agreement shall control with respect to the subject matter of such term or provision.

SECTION 15.  Continuing Guaranty; Assignments of Guaranteed Debt. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until released in accordance herewith, (b) be binding upon each of the Guarantors and their respective successors and assigns, and (c) inure, together with the rights and remedies of the Agent and the Lenders hereunder, to their own benefit and to their respective successors and assigns. Without limiting the generality of the foregoing clause (c), the Agent and the Lenders may, in accordance with the terms of the Loan Agreement, assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Agreement to any successor, and such successor shall thereupon become vested with all the benefits in respect hereof granted to the Agent or such Lender, as the case may be, herein or otherwise, in each case as provided in the Loan Agreement.

SECTION 16.  Reinstatement. To the extent permitted by law, this Guaranty shall continue to be effective or be reinstated if at any time any amount received by the Agent or any Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by the Agent or such Lender for any reason whatsoever, including, without limitation, upon the occurrence or during the pendency of any bankruptcy, reorganization or other similar proceeding, or any fraudulent transfer or similar proceeding, applicable to the Borrower, any of the Guarantors or any other Person or the assets thereof, or upon or during the occurrence of any dissolution, liquidation or winding up of the Borrower, any of the Guarantors or any other Person, all as though such amount had not been received.

SECTION 17.  Entire Agreement; Successors and Assigns. This Guaranty constitutes the entire agreement between the parties, supersedes any prior written and verbal agreements between them, and shall bind and benefit the parties and their respective successors and permitted assigns.

SECTION 18.  GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS GUARANTY AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

SECTION 19.  SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN ANY OF THE GUARANTORS AND THE AGENT OR THE LENDERS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT OF BEHALF OF THE LENDERS SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY OF THE GUARANTORS IN ANY LOCATION REASONABLY SELECTED BY THE AGENT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT ON BEHALF OF THE LENDERS. EACH OF THE GUARANTORS AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT OR THE LENDERS. EACH OF THE GUARANTORS WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT OR THE LENDERS HAVE COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 20.  SERVICE OF PROCESS. EACH OF THE GUARANTORS HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY, 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK 10036-6710 AS THE DESIGNEE AND AGENT OF SUCH GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF SUCH GUARANTOR, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO SUCH GUARANTOR, BUT THE FAILURE OF SUCH GUARANTOR TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 21.  JURY TRIAL. EACH OF THE GUARANTORS (AND BY ITS RECEIPT HEREOF, THE AGENT ON BEHALF OF THE LENDERS) HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (I) THIS GUARANTY, OR (II) ANY CONDUCT, ACTS OR OMISSIONS OF ANY OF THE GUARANTORS, THE AGENT OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE. EACH OF THE GUARANTORS HEREBY AGREES THAT THIS GUARANTY CONSTITUTES THE WRITTEN CONSENT ON THE GUARANTORS TO SUCH WAIVER AND MAY BE FILED WITH THE CLERK OF THE COURT IN THE JURISDICTION IN WHICH ANY ACTION OR PROCEEDING IS COMMENCED REGARDING THIS GUARANTY, AS EVIDENCE OF THE GUARANTORS’ WRITTEN CONSENT TO SUCH WAIVER.

SECTION 22.  LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY OF THE LENDERS SHALL HAVE ANY LIABILITY TO ANY OF THE GUARANTORS (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY SUCH GUARANTOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS GUARANTY, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR SUCH LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ONE OF THE LENDERS. EACH OF THE GUARANTORS HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES UNLESS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR THE LENDERS.

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed by its proper and duly authorized officer or manager, as the case may be, as of the date first set forth above.

HOOPER INFORMATION SERVICES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER EVALUATIONS, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

MID AMERICA AGENCY SERVICES, INCORPORATED

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

TEG ENTERPRISES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HERITAGE LABS INTERNATIONAL, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER DISTRIBUTION SERVICES, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

EXHIBIT E

SUBSIDIARY SECURITY AGREEMENT

SUBSIDIARY SECURITY AGREEMENT, dated as of October 10, 2006 (this “Agreement”), made by each of the companies listed on Schedule 1 hereto (individually a “Grantor” and collectively the “Grantors”), in favor of CITICAPITAL COMMERCIAL CORPORATION, a Delaware corporation, as agent (the “Agent”) for the Lenders referred to below.

W I T N E S S E T H:

WHEREAS, Hooper Holmes, Inc., a New York corporation (the “Borrower”), is a party to the Loan and Security Agreement dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and the Agent, pursuant to which the Lenders have agreed, among other things, to make Loans and other extensions of credit to the Borrower, subject to the terms and conditions set forth in the Loan Agreement;

WHEREAS, each of the Grantors is a wholly-owned Subsidiary of the Borrower, has an interest in the financial affairs and well-being of the Borrower, and will benefit directly and indirectly from the transactions contemplated by the Loan Agreement;

WHEREAS, each of the Grantors is simultaneously executing and delivering in favor of the Agent a Subsidiary Guaranty of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), under which the Grantors shall unconditionally guaranty the payment and performance of the Borrower’s obligations under the Loan Agreement and the other Loan Documents;

WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that the Grantors shall have executed and delivered this Agreement in favor and for the benefit of the Agent.

NOW, THEREFORE, in consideration of the promises contained herein and to induce the Agent and the Lenders to enter into the Loan Agreement, the Grantors hereby agree as follows:

SECTION 1.  Creation of Security Interest. Each of the Grantors hereby grants to the Agent for the ratable benefit of the Lenders a lien on and security interest in all of such Grantor’s right, title and interest in and to its Receivables, Equipment, General Intangibles, Inventory, Investment Property, and all other personal property, and all its Property, in each case wherever located, whether now owned or existing or hereafter acquired or created, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether in the form of cash or other property) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith.

For purposes of this Agreement, the following terms shall have the indicated meanings:

“Equipment” means all machinery, equipment, furniture, fixtures, leasehold improvements, conveyors, tools, materials, storage and handling equipment, hydraulic presses, cutting equipment, computer equipment and hardware, including central processing units, terminals, drives, memory units, embedded computer programs and supporting information, printers, keyboards, screens, peripherals and input or output devices, molds, dies, stamps, and other equipment of every kind and nature and wherever situated now or hereafter owned by a Person or in which a Person may have any interest as lessee or otherwise (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, know-how, warranties and records in connection therewith and all rights against suppliers, warrantors, manufacturers, and sellers or others in connection therewith, together with all substitutes for any of the foregoing.

“General Intangibles” means all present and future general intangibles as defined in the Code including, without limitation, documents, certificates, patents, patent applications, copyrights (registered and unregistered), licenses, permits, franchise rights, authorizations, customer and supplier lists, rights of indemnification, contribution and subrogation, leases, computer tapes, programs, discs and software, trade secrets, computer service contracts, trademarks, trade names, service marks, service names, domain names, logos, goodwill, deposits, causes of action (including, without limitation, commercial tort claims), choses in action, judgments, designs, blueprints, plans, know-how, drafts, acceptances, letters of credit, book accounts, deposit and other accounts and all money, balances, credits, deposits or other financial assets therein or represented thereby, credits and reserves and all forms of obligations whatsoever owing, instruments, documents of title, leasehold rights in any goods, and books, ledgers, files and records with respect to any collateral or security.

“Inventory” means all present and future goods intended for sale, lease or other disposition including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, consigned goods (to the extent of the consignee’s interest therein), materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

“Investment Property” means all present and future investment property, including without limitation, all (i) securities, whether certificated or uncertificated, and including stocks, bonds, debentures, notes, bills, certificates, warrants, options, rights and shares, (ii) security entitlements, (iii) securities accounts, (iv) commodity contracts, (v) commodity accounts and (vi) dividends and other distributions in respect of any of the foregoing.

“Property” means any real property, whether owned, leased or otherwise controlled.

“Receivables” means all present and future accounts, contracts, contract rights, promissory notes, chattel paper, tax refunds, rights to receive tax refunds, rights to receive payments under bonds and insurance policies (including, without limitation, claims under health care insurance policies), insurance proceeds, royalties, claims against third parties of every kind or nature, and rights to receive payments under letters of credit, together with all supporting obligations and all right, title, security and guaranties with respect to any of the foregoing, including any right of stoppage in transit.

Each of the Grantors also hereby grants to the Agent for the ratable benefit of the Lenders a security interest in all of such Grantor’s right, title and interest in and to all property of such Grantor in the possession of or deposited with or in the custody of the Agent or any Affiliate of the Agent or any representative, agent or correspondent of the Agent and in all present and future “deposit accounts,” as that term is defined in the Code. For purposes of this Agreement, any property in which the Agent or any such Affiliate has any security or title retention interest shall be deemed to be in the custody of the Agent or of such Affiliate.

SECTION 2.  Security for Obligations. The grant of a lien on and security interest in the Collateral hereunder secures the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations.

SECTION 3.  Representations and Warranties. Each Grantor represents and warrants as follows:

(a)   Such Grantor is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business and is in good standing in all other states where such qualification is required, except to the extent that failure so to qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect, and has all necessary power and authority to enter into this Agreement.

(b)   Such Grantor has taken all requisite action under its constituent documents to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Grantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)   Such Grantor is the legal and beneficial owner of record of its Collateral free and clear, upon the termination of the liens and security interests in favor of Wachovia Bank, National Association, Bank of America, N.A., and Brown Brothers Harriman & Co. provided in connection with and as security for the Wachovia Loan, of any Lien, except for the Lien created by this Agreement. On the date hereof, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except for financing statements arising out of the Wachovia Loan and certain filings related to equipment liens described in the Loan Agreement as Permitted Liens.

(d)   This Agreement creates a valid and, upon the proper filing of financing statements in the appropriate offices, perfected first priority lien on and security interest in the Collateral described above in Section 1, securing the payment and performance of the Obligations, and all filing and other actions necessary or desirable to perfect and protect such lien and security interest have been duly made or taken.

(e)   Except in connection with terminating the Wachovia Loan and the liens and security interests arising therefrom, no authorization, approval, or other action by, and no notice to or filing with, any Person is required for (i) the grant by such Grantor of the lien and security interest granted hereby or the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection of the lien and security interest granted in this Agreement, or (iii) the exercise by the Agent of the rights or remedies provided for in this Agreement.

(f)   The execution, delivery and performance by such Grantor of this Agreement, the granting of the lien and security interest hereunder and the exercise by the Agent of any or all of the remedies hereunder do not and will not violate, contravene or constitute a default under any contractual obligation to which such Grantor is a party, except to the extent that the lien and security interest hereunder may violate the terms of the agreements creating the equipment liens referred to in Section 3(c), but such Grantor does not believe any such violations would have a Material Adverse Effect.

(g)   The exact correct name of such Grantor and the jurisdiction of organization of such Grantor are set forth on Schedule 1 hereto, and such Grantor is a “registered organization,” as such term is defined in the Code, organized under the laws of the state indicated therefor on Schedule 1 hereto.

SECTION 4.  Special Provisions Relating to Inventory.

(a)   All Inventory. The security interest in the Inventory granted to the Agent hereunder shall continue through all steps of manufacture and sale and attach without further act to raw materials, work in process, finished goods, returned goods, documents of title and warehouse receipts, and to proceeds resulting from the sale or other disposition of such Inventory. Until all of the Obligations have been satisfied, all Letters of Credit have been terminated or Collateralized and the Commitments have been terminated, the Agent’s security interest in such Inventory and in all proceeds thereof shall continue in full force and effect and the Agent shall have, in its sole and absolute discretion at any time if an Event of Default has occurred and is continuing or the Agent believes that fraud has occurred, the right to take physical possession of such Inventory and to maintain it on the premises of a Grantor, in a public warehouse, or at such other place as the Agent may deem appropriate. If the Agent exercises such right to take possession of such Inventory, the Grantors will, upon demand, and at the Grantors’ cost and expense, assemble such Inventory and make it available to the Agent at a place or places convenient to the Agent.

(b)   No Liens. All Inventory of each Grantor shall be maintained at the locations therefor shown on Schedule 1 hereto.

(c)   Further Assurances. Each Grantor will perform any and all steps that the Agent may request to perfect the Agent’s security interests in such Grantor’s Inventory including, without limitation, placing and maintaining signs, executing and filing financing or continuation statements in form and substance satisfactory to the Agent, maintaining stock records and conducting lien searches. In each case, each Grantor shall take such action as promptly as possible after requested by the Agent but in any event within five Business Days after any such request is made except that such Grantor shall take such action immediately upon the Agent’s request following the occurrence of an Event of Default. If any of a Grantor’s Inventory is in the possession or control of any Person other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by the Agent, such Grantor shall notify such Person of the Agent’s security interest therein and, upon request, instruct such Person to acknowledge in writing its agreement to hold all such Inventory for the benefit of the Agent and subject to the Agent’s instructions. If so requested by the Agent, each Grantor (as promptly as possible after requested by the Agent but in any event within five Business Days after any such request is made) will deliver (i) to the Agent warehouse receipts covering any of such Grantor’s Inventory located in warehouses showing the Agent as the beneficiary thereof, and (ii) to the warehouseman such agreements relating to the release of warehouse Inventory as the Agent may request. A physical verification of all of each Grantor’s Inventory wherever located will be taken by such Grantor at least every twelve months and, in any case, as often as reasonably requested by the Agent and a copy of such physical verification shall be promptly thereafter submitted to the Agent. Each Grantor shall also submit to the Agent a report of the annual physical Inventory of such Grantor as observed and tested by its public accountants in accordance with generally accepted auditing standards and GAAP. If so requested by the Agent, each Grantor shall execute and deliver to the Agent a confirmatory written instrument, in form and substance satisfactory to the Agent, listing all its Inventory, but any failure to execute or deliver the same shall not limit or otherwise affect the Agent’s security interest in and to such Inventory. Each Grantor shall deliver a monthly report of its Inventory, based upon its perpetual inventory, which shall describe such Inventory by category, item (in reasonable detail) and location and report the then appraised value (at the lower of cost or market) of such Inventory and its location.

(d)   Inventory Records. Each Grantor shall maintain full, accurate and complete records of its Inventory describing the kind, type and quantity of such Inventory and such Grantor’s cost therefor, withdrawals therefrom and additions thereto, including a perpetual inventory for raw materials, work in process and finished goods.

SECTION 5.  Special Provisions Relating to Receivables.

(a)   Invoices, Etc. On the Agent’s request therefor, each Grantor shall furnish to the Agent copies of invoices to customers and shipping and delivery receipts or warehouse receipts thereof. Each Grantor shall deliver to the Agent (i) the originals of all letters of credit, notes, and instruments in its favor, (ii) such endorsements or assignments related thereto as the Agent may reasonably request, and (iii) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by such Grantor to the Agent.

(b)   Records, Collections, Etc. Each Grantor shall promptly report all customer credits to the Agent, except customer credits granted in the ordinary course of such Grantor’s business. Each Grantor shall notify the Agent of all returns and recoveries of merchandise and of all claims asserted with respect to merchandise, in quantities or in amounts exceeding those which have been typical historically in such Grantor’s ordinary course of business. Each Grantor shall promptly report to the Agent each such return, repossession or recovery of merchandise, providing the Agent with a description of such merchandise. No Grantor shall, without the Agent’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the ordinary course of its business. Upon the occurrence and during the continuance of an Event of Default or at any time that the Agent believes that fraud has occurred, the Agent may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable, and (ii) notify account debtors on a Grantor’s Receivables that such Receivables have been assigned to the Agent, and that payments in respect thereof shall be made directly to the Agent. Where a Grantor receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, such Grantor will hold the same on the Agent’s behalf, subject to the Agent’s instructions, and as property forming part of such Grantor’s Receivables. Where a Grantor sells goods or services to a customer which also sells goods or services to it or which may have other claims against it, such Grantor will so advise the Agent immediately to permit the Agent to establish a reserve therefor. Each Grantor hereby irrevocably authorizes and appoints the Agent, or any Person the Agent may designate, as its attorney-in-fact, at such Grantor’s sole cost and expense, to exercise, if an Event of Default has occurred and is continuing or the Agent believes that fraud has occurred, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid and satisfied in full in cash: (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Agent or such Grantor, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to such Grantor and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate; and (C) to take or bring, in the name of the Agent or such Grantor, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of such Grantor’s Receivables or file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any obligor of such Grantor. Each Grantor shall maintain a record of its electronic chattel paper that identifies the Agent as the assignee thereof and otherwise in a manner such that the Agent has control over such chattel paper for purposes of the Code.

SECTION 6.  Special Provisions Relating to Equipment.

(a)   Repair. Each Grantor shall keep all of its Equipment in a satisfactory state of repair and satisfactory operating condition in accordance with industry standards, ordinary wear and tear excepted, and will, consistent with the exercise of its reasonable business judgment, make all repairs and replacements when and where necessary and practical, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. Each Grantor shall repair and maintain all of its Equipment in accordance with industry practices in a manner sufficient to continue the operation of its business as heretofore conducted. Each Grantor will use or cause its Equipment to be used in accordance with law and the manufacturer’s instructions. Each Grantor shall keep its Equipment separate from, and will not annex or affix any of its Equipment to, any part of any Property or any other realty.

(b)   Disposal. Where a Grantor is permitted to dispose of any of its Equipment under this Agreement or by any consent thereto hereafter given by the Agent, the Borrower shall do so at arm’s length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity or value of its remaining Equipment.

SECTION 7.  Continuation of Liens, Etc. Except for excess or outdated office equipment, each Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. Each Grantor agrees to comply with the requirements of all state and federal laws to grant to the Agent valid and perfected first priority security interests in the Collateral and shall obtain a Control Agreement from any securities intermediary or depository bank in possession of any of such Grantor’s Investment Property or deposit accounts. The Agent is hereby authorized by each Grantor to sign such Grantor’s name on any document or instrument as may be necessary or desirable to establish and maintain the Liens covering the Collateral and the priority and continued perfection thereof or file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not such Grantor’s signature appears thereon and to describe the Collateral on any financing statement as “all assets” or “all personal property” or otherwise use a supergeneric collateral description therefor. Each Grantor agrees, from time to time, at the Agent’s request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, cooperate with the Agent’s representatives, and take any other actions necessary or, in the Agent’s opinion, desirable, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Agent’s Liens thereon. Each Grantor agrees that the Agent may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.

SECTION 8.  Covenants. Except for excess or outdated office equipment, each Grantor covenants and agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the lien and security interest created by this Agreement, or (iii) enter into any agreement or undertaking restricting the right or ability of the Agent to sell, assign or transfer any of the Collateral. If the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of the Agent shall continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and the applicable Grantor will segregate and hold the proceeds thereof in a trust account for the benefit of the Agent and as soon as possible transfer such proceeds to the Agent in kind. Each Grantor shall promptly (but in no event later than five days) after its receipt thereof, deliver to the Agent any documents or certificates of title issued with respect to any property included in the Collateral. Each Grantor agrees to notify the Agent promptly of any matters materially affecting the value, enforceability or collectability of any Collateral. Each Grantor further agrees that it will not change its jurisdiction of organization, legal structure or legal name or cease to be a “registered organization.”

SECTION 9.  Power of Attorney. In addition to all of the powers granted to the Agent in this Agreement, each Grantor hereby appoints and constitutes the Agent as such Grantor’s attorney-in-fact to sign such Grantor’s name on any of the documents, instruments and other items described in Section 7, to make any filings under the Code covering any of the Collateral, to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon (provided that any verification prior to an Event of Default shall not contain the Agent’s name), and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof, and (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral. The Agent’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Agent under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

SECTION 10.  Records, Etc. Each Grantor shall keep its office and principal place of business and the place where it keeps its records concerning the Collateral at its address specified in Schedule 1 hereto. Each Grantor will hold and preserve such records and, upon 48 hours’ notice from the Agent, will permit representatives of the Agent at any time during normal business hours to inspect and make abstracts from such records.

SECTION 11.  Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Agent may perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Grantors.

SECTION 12.  Remedies upon Default. If any Event of Default shall have occurred and be continuing, the Agent may exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code and other applicable law, and the Agent may also, without notice except as specified below, require each Grantor to, and each Grantor hereby agrees that it will at its expense, assemble all or part of its Collateral as directed by the Agent and make it available at a place designated by the Agent, and the Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to it of the time and place of any public or private sale shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

SECTION 13.  Application of Proceeds. All money held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral, shall be applied to the Obligations in such order as determined by the Agent in its sole discretion, subject to the terms of the Loan Agreement.

SECTION 14.  Indemnity and Expenses.

(a)   Each Grantor agrees to indemnify and hereby indemnifies the Agent from and against any and all claims, damages, losses, liabilities and expenses arising out of, in connection with, or resulting from, this Agreement (including, without limitation, enforcement of this Agreement), other than such as arise from the Agent’s gross negligence or willful misconduct.

(b)   The Grantors will upon demand pay to the Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Agent hereunder, (iv) the failure of any Grantor to perform or observe any of the provisions hereof, or (v) any action taken by the Agent pursuant to this Agreement.

SECTION 15.  Amendments, Etc. No amendment of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Grantors and the Agent; no waiver of any provision of this Agreement, and no consent to any departure by the Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise and no delay in exercising on the part of the Agent any right, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 16.  Security Interest Absolute. All rights of the Agent and the lien and security interest granted to it hereunder, and all obligations of the Grantors hereunder, shall be absolute and unconditional irrespective of:

(a)   any lack of enforceability of the Loan Agreement or any of the other Loan Documents or any other agreement or instrument relating thereto;

(b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Loan Agreement or any of the other Loan Documents;

(c)   any taking and holding of collateral or guarantees for all or any of the Obligations, or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any collateral or such guarantees, or any non-perfection of any collateral, or any consent to departure from any such guaranty;

(d)   any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or the manner of sale or other disposition of any collateral or the collection of proceeds thereof;

(e)   any consent by the Agent to the restructure or refinancing of the Obligations or any portion thereof;

(f)   any other modification, compromise, settlement or release by the Agent, by operation of law or otherwise, of the Obligations or the liability of any obligor or guarantor, or of any collateral, in whole or in part, and any refusal by the Agent to accept any payment, in whole or in part, from any obligor or guarantor in connection with any of the Obligations, in each case whether or not with notice to, further assent by, or any reservation of rights against, the Grantors; or

(g)   any other circumstance (including, without limitation, any statute of limitations) which might otherwise constitute a defense available to, or a discharge of, any third party grantor or guarantor.

SECTION 17.  Addresses for Notices. All notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier, if to the Agent, then to CitiCapital Commercial Corporation, 450 Mamaroneck Avenue, Harrison, New York 10528, Attn.: Doreen M. Amado, Vice President, Telecopy: (914) 899-7861, with a copy to Robert Goldberg, Esq., General Counsel, Telecopy: (914) 899-7238; and if to the Grantors, then to them c/o Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, Attn.: Michael Shea, Chief Financial Officer, Telecopy: (908) 953-6304, with a copy to Robert W. Jewett, Esq., General Counsel, Telecopy: (908) 953-6304; or, in each case, to such other address as the Agent or the Grantors may specify to the other parties in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused, and (iii) if sent by telecopier transmission, when such transmission is confirmed.

SECTION 18.  Continuing Security Interest; Assignment. This Agreement shall create a continuing lien on and security interest in the Collateral and shall (a) remain in full force and effect until released in accordance herewith, (b) be binding upon each Grantor and its successors and assigns, and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and its successors and assigns. Without limiting the generality of the foregoing clause (c), the Agent may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person which is an assignee of the Agent under the Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect hereof granted to the Agent herein.

SECTION 19.  Counterparts; Telecopied Signature. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 20.  Nature of Grantors’ Liabilities. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Grantors herein are joint and several, except to the extent that a court of competent jurisdiction adjudicates any Grantor’s obligations hereunder (or the amount thereof) to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case such Grantor’s obligations hereunder (or the amount thereof) shall be limited to the maximum amount that could be incurred, undertaken or performed by such Grantor without rendering such Grantor’s obligations under this Agreement invalid or unenforceable under such applicable law.

SECTION 21.  Governing Law. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Grantors have caused this Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.

HOOPER INFORMATION SERVICES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER EVALUATIONS, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

MID AMERICA AGENCY SERVICES, INCORPORATED

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

TEG ENTERPRISES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HERITAGE LABS INTERNATIONAL, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER DISTRIBUTION SERVICES, LLC

By: /s/ Michael J. Shea
Name:Michael J. Shea
Title: CFO

Schedule 1

Name of Grantor	Address	Jurisdiction of Organization	Form of Organization	Locations

EXHIBIT F

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 10, 2006, by Hooper Holmes, Inc. (the “Borrower”) and the undersigned Guarantors (as defined in the Loan Agreement referred to below; each of the Borrower and the Guarantors individually, a “Contribution Party,” and collectively, the “Contribution Parties”) in favor of CitiCapital Commercial Corporation, as Agent (the “Agent”) for the lenders (the “Lenders”) from time to time party to the Loan Agreement.

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders and the Agent are entering into a Loan and Security Agreement dated as of October 10, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement) under which the Lenders have agreed to make Loans to the Borrower subject to the terms and conditions set forth in the Loan Agreement;

WHEREAS, the Guarantors are simultaneously herewith guaranteeing repayment of the Obligations; and

WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that the Contribution Parties shall have executed and delivered this Agreement in favor of and for the benefit of the Agent and the Lenders.

NOW, THEREFORE, in consideration of the promises contained herein and to induce the Agent and the Lenders to enter into the Loan Agreement, the Contribution Parties hereby agree as follows:

To the extent that any Contribution Party shall make a payment (a “Payment”) under or on account of the Obligations in respect of an amount which, taking into account all other Payments then previously or concurrently made by the Contribution Parties, exceeds the amount which such Contribution Party would otherwise have paid if each Contribution Party had paid the aggregate Obligations satisfied by such Payment in the same proportion as the Allocable Amount (as defined below) of such Contribution Party in effect immediately prior to such Payment bore to the aggregate Allocable Amounts of all of the Contribution Parties in effect immediately prior to the making of such Payment, then such Contribution Party shall be entitled to contribution and indemnification from, and be reimbursed by, the other Contribution Parties for the amount of such excess pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment.

As of any date of determination, the “Allocable Amount” of any Contribution Party with respect to any Payment shall be equal to the lesser of (a) the product of (i) the percentage obtained by dividing the net book value of the assets less the aggregate amount of liabilities of such Contribution Party as of the date of the most recent financial statements of the Contribution Parties that have been delivered to the Lenders under the Loan Agreement, by the aggregate net book values of the assets less the aggregate amount of liabilities of all Contribution Parties as of such date (the “Allocable Amount Percentage”) and (ii) the amount of aggregate Obligations satisfied by such Payment, and (b) the maximum amount which could then be claimed by the Agent and the Lenders without rendering such claim voidable or avoidable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers). To the extent that the Allocable Amount of any Contribution Party is reduced as a result of clause (b) above, the Allocable Amount for all other Contribution Parties shall be increased on a pro rata basis to the extent the liability in respect of such Allocable Amount may be incurred under other laws.

This Agreement is intended only to define the relative rights of the Contribution Parties, and nothing set forth in this Agreement is intended to or shall impair the obligations of the Contribution Parties to pay any amounts to the Agent and the Lenders, as and when the same shall become due and payable in accordance with the terms of the Revolving Credit Note, the Loan Agreement and the other Loan Documents. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute an asset in favor of any Contribution Party to which such rights of contribution and indemnification are owing.

This Agreement shall become effective upon its execution by each of the Contribution Parties and shall continue in full force and effect and may not be terminated or otherwise revoked by any Contribution Party until the Obligations shall have been indefeasibly paid in full in cash. Each Contribution Party agrees that if, notwithstanding the foregoing, such Contribution Party shall have any right under applicable law to terminate or revoke this Agreement and such Contribution Party shall attempt to exercise such right, then such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto and signed by such Contribution Party, is actually received by each of the other Contribution Parties and by the Agent, in each case at its address for notices set forth or referred to in the Loan Agreement. Such notice shall not affect the right or power of any Contribution Party or the Agent and the Lenders to enforce rights arising prior to receipt of such written notice by each of the other Contribution Parties and the Agent. If the Agent and the Lenders make any loan or take any other action giving rise to Obligations after any Contribution Party has exercised any right to terminate or revoke this Agreement but before the Agent receives such written notice, the rights of each other Contribution Party to contribution and indemnification hereunder in connection with any Payments made with respect to such Obligations shall be the same as if such termination or revocation had not occurred.

The provisions of this Agreement may not be modified or waived, except in a writing signed by the Contribution Parties and the Agent. This Agreement and any amendments, waivers, consents, or supplements with respect hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Any signature executed by a party and delivered by facsimile transmission shall be deemed to be an original signature hereto. This Agreement shall be governed by the internal laws and decisions of the State of New York (without regard to conflicts of laws principles other than Section 5-1401 of the New York General Obligations Law).

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

HOOPER HOLMES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER INFORMATION SERVICES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER EVALUATIONS, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

MID AMERICA AGENCY SERVICES, INCORPORATED

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

TEG ENTERPRISES, INC.

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HERITAGE LABS INTERNATIONAL, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO

HOOPER DISTRIBUTION SERVICES, LLC

By: /s/ Michael J. Shea

Name:Michael J. Shea

Title: CFO